Exhibit 10.1

STANDARD LEASE AGREEMENT
FOR OFFICE/WAREHOUSE SPACE

THIS LEASE AGREEMENT (hereafter called the “Lease Agreement”) made as of the 10th day of February, 2022, by and between LOUISVILLE 1 INDUSTRIAL OWNER, LLC, a Delaware limited liability company (hereafter called the “Landlord”) and SOMALOGIC OPERATING CO., INC., a Delaware corporation (hereafter called the “Tenant”).

ARTICLE 1. DESCRIPTION OF PREMISES

Landlord does hereby lease to Tenant, and Tenant does hereby lease from Landlord, the office/warehouse building (hereafter called the “Building”) depicted and designated on Exhibit A attached hereto which are to be constructed by Landlord in accordance with the terms of this Lease Agreement and containing approximately 100,080 square feet of space. The term “Premises”, as used in this Lease Agreement, shall mean the Building and the parcel of land on which the Building is located. The Premises is located at 1350 South 96th Street, in Louisville (hereafter called the “City”), State of Colorado and are depicted on Exhibit A to this Lease Agreement.

Appurtenant to the Premises shall be a non-exclusive license for access to and use of the common areas of the Building, including, without limitation, the parking lots and driveways located on the parcels of land on which the Building is located (hereafter collectively called the “Parking Areas”). As part of Landlord’s Work, Landlord shall ensure that the Building is served by 196 parking spaces that are striped in accordance with all applicable legal requirements. Tenant shall have the exclusive use of all such parking spaces on the Premises at no additional cost. Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost to cause the truck courts to accommodate additional parking spaces (including re-striping the same) if Tenant so elects, in a manner reasonably approved by Landlord (taking into account circulation paths, emergency services lanes and locations, and any applicable laws or regulations).

Tenant shall have unrestricted and exclusive access and use of the Building’s riser space for its telecommunications requirements. Landlord covenants that CenturyLink (now Lumen) “24 Fiber” fiber optic service will be available to the building electrical room as part of Landlord’s Work. Tenant shall be responsible to distribute service beyond the Building mechanical room in the event it so elects.

ARTICLE 2. TERM AND MINIMUM RENT; EXTENSION OPTIONS

TO HAVE AND TO HOLD the Premises together with all appurtenant rights and privileges, unto Tenant for a term of approximately One Hundred Thirty-One (131) months commencing on the later of the date Landlord delivers exclusive possession of the Building to Tenant in the Delivery Condition (as hereinafter defined) and January 1, 2023 (the “Commencement Date”), and expiring November 30, 2033 (hereafter called the “Term”). The Commencement Date and the expiration date are each specifically subject to the provisions of Article 5 hereof. Tenant shall pay during the Term for the Premises, without notice, set-off or demand (except as expressly set forth in this Lease), as minimum rent (hereafter called the “Minimum Rent”) the following amounts per month:

Rent Table:*

Period of Term	Annual Rate Per SF	Monthly Minimum Rent
1/1/2023 – 6/30/2023*	$12.95*	$108,003.00*
7/1/2023 – 12/31/2023	$12.95	$108,003.00
1/1/2024 – 12/31/2024	$13.34	$111,243.09
1/1/2025 – 12/31/2025	$13.74	$114,580.38
1/1/2026 – 12/31/2026	$14.15	$118,017.79
1/1/2027 – 12/31/2027	$14.58	$121,558.33
1/1/2028 – 12/31/2028	$15.01	$125,205.08
1/1/2029 – 12/31/2029	$15.46	$128,961.23
1/1/2030 – 12/31/2030	$15.93	$132,830.07
1/1/2031 – 12/31/2031	$16.40	$136,814.97
1/1/2032 – 12/31/2032	$16.90	$140,919.42
1/1/2033 – 11/30/2033	$17.40	$145,147.00

*	All dates are based upon an anticipated Commencement Date of January 1, 2023, but shall be subject to adjustment in the event that the actual Commencement Date is later than such date.

**	Provided that Tenant is not in default under this Lease Agreement beyond the expiration of applicable notice and cure periods (as more particularly set forth below), for the period from the Commencement Date through the date which is 6 months after such Commencement Date, Tenant’s obligation to pay Minimum Rent shall be abated. If the Commencement Date is not the first day of a calendar month, then Tenant shall pay Minimum Rent for the partial month beginning on the date Tenant’s Minimum Rent abatement period expires through the last day of such month and shall add such Minimum Rent amount to Tenant’s Minimum Rent payment on the first day of the first month after the month in which Tenant’s Minimum Rent abatement period expires. Notwithstanding the foregoing, in the event that Tenant defaults under this Lease Agreement beyond applicable notice and cure periods and Landlord terminates this Lease, then Tenant shall thereafter be obligated to pay the then-unamortized amount of said abated Minimum Rents to Landlord for such abatement period. During this period of Minimum Rent abatement, Tenant shall still be obligated to pay all other sums under this Lease Agreement, including Additional Rent.

If for any day during the 6-month Minimum Rent abatement period above (“Abatement Period”), Tenant is entitled to have any Minimum Rent (in whole or in part) for that day abated pursuant to Articles 14 or 15 of this Lease Agreement, then Tenant shall be entitled to apply the amount of such abatement that it would have been entitled to enjoy but for the Abatement Period to future payments of Minimum Rent until said amount is fully exhausted.

Said monthly installments shall be due and payable in advance on the first day of each calendar month during the Term of this Lease Agreement or any extension or renewal thereof. If the first day of the Term shall be a day other than the first day of a calendar month or the last day of the Term shall be a day other than the last day of a calendar month, the Minimum Rent installment for such first or last fractional month shall be prorated accordingly. Tenant agrees to pay, as Additional Rent, which shall be collectible to the same extent as Minimum Rent, all amounts which may become due to Landlord under this Lease Agreement and any sales, use or similar tax that may be imposed upon the rents payable under this Lease Agreement by any governmental authority acting under any present or future law or regulation.

A. Remeasurement of Premises. Tenant acknowledges that the approximate square footage of the Building stated in Article 1 is Landlord’s estimate, only, and that the actual square footage of the completed Building may vary therefrom. Upon Landlord’s delivery of the Building to Tenant in the Delivery Condition (defined below), either Landlord or Tenant may elect to measure the actual number of rentable square feet in the Building in accordance with the most current BOMA standards for single-tenant spaces and the terms and conditions set forth in Exhibit G, and such measurement of rentable square feet shall thereafter be used for calculation of Minimum Rent under this Article 2 and the TIA Amount under Section 4(D). Any outdoor amenity space, outdoor entertainment space or exterior space shall be excluded from such measurement. Such remeasured square footage shall be set forth in the Ratification Agreement (defined below). The square footage listed in the Ratification Agreement executed between Landlord and Tenant shall be conclusive for all purposes.

B. Extension Option. Provided this Lease Agreement or Tenant’s right of possession hereunder has not been earlier terminated, Tenant shall have the right to extend the Term of this Lease Agreement as to all, but not less than all, of the Premises then being leased hereunder, for three (3) periods of sixty (60) months each beginning immediately following the end of the then-current Term (each, an “Extended Term”) subject to the following terms and conditions:

(i) Tenant shall give written notice to Landlord of the exercise of Tenant’s right to extend the Term of this Lease Agreement at least nine (9) months prior to the commencement of the applicable Extended Term, time being of the essence (the “Extension Notice”). If no such Extension Notice is timely given, this Lease Agreement shall terminate as of the end of the then-current Term;

(ii) Tenant shall have no right to exercise Tenant’s right to extend the Term of this Lease Agreement, and any such purported exercise shall be of no force or effect, if Tenant is in default under this Lease Agreement beyond the passage of any applicable period of cure, grace or notice at the time of giving the Extension Notice or at the commencement of the Extended Term; and

(iii)  The extension of the Term hereunder for the Extended Term shall be on the same terms and conditions as are applicable to the initial Term; provided, however, (a) Tenant shall have no further right to extend the Term of this Lease Agreement under that exercised option (or beyond the up to three option periods described above), (b) Article 4 shall not apply to the Extended Term; and (c) the Minimum Rent payable by Tenant to Landlord in monthly installments during the Extended Term shall be the Market Rent (as defined in Exhibit D attached hereto) as reasonably determined by Landlord and Tenant in accordance with the terms below and the terms of Exhibit D. Within thirty (30) days following receipt of Tenant’s Extension Notice, but no earlier than nine (9) months prior to the commencement of the Extended Term, Landlord shall notify Tenant of Landlord’s proposed reasonable determination of the Market Rent for the Extended Term (“Landlord’s Market Rent Determination”). If Tenant disagrees with Landlord’s Market Rent Determination for the Extended Term, the parties shall negotiate in good faith for a period of twenty (20) days following receipt by Tenant of Landlord’s Market Rent Determination as to the Minimum Rent payable during the Extended Term. If the parties are unable to agree in writing on the Minimum Rent payable during the Extended Term within said twenty (20) day period, the Minimum Rent payable during the Extended Term shall be determined by arbitration in accordance with the provisions of Exhibit D attached hereto.

ARTICLE 3. USE OF PREMISES

The Premises may be used by Tenant for general office (including, without limitation, the operation of a “headquarters” office), biotechnology laboratory (including, without limitation, use of and research with respect to live biological agents and human biological samples), research and development purposes, production, ancillary warehousing, ancillary distribution (shipping and receiving) as well as ancillary office and storage uses and for no other purpose, subject to reasonable rules and regulations which may be promulgated by Landlord from time to time in accordance with the terms of this Lease. Tenant shall not, without the prior consent of Landlord, use any apparatus, machinery, device or equipment in or about the Premises which will cause any unreasonable noise or vibration given the nature of the property or any increase in the normal consumption level of electric power beyond the level of capacity required to be provided pursuant to Landlord’s Work. No food or beverage dispensing machines (except those solely servicing Tenant’s on-Premises employees) shall be installed by Tenant in the Premises without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed). Except as provided below, in no event shall Tenant (i) permit the storage of any materials, equipment or other personal property outside of the Building or (ii) permit any motor vehicle to be parked outside of the Building overnight. Notwithstanding the foregoing, Tenant shall have the exclusive use (without payment of any additional rent with respect to the same) of the area designated as “Exterior Infrastructure” by Tenant in a notice to Landlord (which area Tenant may designate to be of a size up to the maximum allowed by the City, subject to Tenant obtaining applicable approvals as more particularly set forth below) for the purposes of installing a back-up generator, placing nitrogen tanks, placing Hazardous Materials containment equipment (provided that the same are utilized in accordance with the terms of Article 11 and all applicable Laws and Environmental Requirements) and other outdoor storage purposes, all as shown on the approved Plans (defined below), provided that the same shall be subject to approval by the City and any other governmental authority having jurisdiction and Tenant shall be solely responsible for compliance with all applicable laws and regulations relating to the same, including compliance with any applicable covenants and installation of any screening materials required by the City (Landlord shall reasonably cooperate with Tenant in connection with any such requirements at no material out-of-pocket cost to Landlord). Tenant may also install satellite dishes and similar equipment on the roof of the Building, provided that the same shall be subject to approval by the City and any other governmental authority having jurisdiction and Tenant shall be solely responsible for compliance with all applicable laws and regulations relating to the same, including compliance with any applicable covenants and installation of any screening materials required by the City (Landlord shall reasonably cooperate with Tenant in connection with any such requirements at no material out-of-pocket cost to Landlord). Landlord represents and warrants that, as of the date of this Lease, that Landlord is not aware (based solely on the title policy Landlord obtained at the time of its acquisition of the Building) of any such covenants which would affect Tenant’s rights under this Lease or increase Tenant’s obligations under this Lease other than (i) ordinances and annexation documents and agreements, (ii) zoning codes or other public records of general applicability, (iii) that certain Planned Community Zone District Agreement dated September 21, 2004 (recorded March 5, 2010 as document number 03062045 in the electronic records of Boulder County, Colorado) as amended and restated by Agreement dated January 24, 2018 (recorded January 24, 2018 as document number 03637629 in the electronic records of Boulder County, Colorado), (iv) that certain Owners General Development Plan Agreement dated April 28, 2011 (recorded July 20, 2011 as document number 03160057 in the electronic records of Boulder County, Colorado) as amended by that certain 1st Amendment dated October 17, 2017 (recorded January 24, 2018 as document number 03637627 in the electronic records of Boulder County, Colorado) and (v) that certain Easements, Covenants and Restrictions Agreement (St. Louis Parish and Boulder Innovation Campus, Louisville, Colorado) dated August 26, 2021 (recorded August 30, 2021 as document number 03910439 in the electronic records of Boulder County, Colorado).

Tenant shall have access 24 hours per day, 7 days per week, 52 weeks per year to the Premises, the Building and the parking facilities. Tenant shall be permitted to ensure that all such access (whether during business hours or after hours access) is via card key, provided, however, that any card key access system would be provided by Tenant (whether as part of the Tenant Improvements or subsequent Work performed by Tenant (in accordance with the terms of Article 4 or 22, as applicable), and such card key access system shall not be required to be provided by Landlord as part of Landlord’s Work.

ARTICLE 4. CONSTRUCTION

A. Landlord’s Work. In connection herewith, Landlord shall cause to be constructed the improvements to the Premises identified on Exhibit B (hereafter collectively, “Landlord’s Work”), which Landlord’s Work shall be performed substantially in accordance with Exhibit B (subject to standard immaterial field changes or Tenant-approved changes) as well as the project plans listed therein (the “Project Plans”). Landlord’s Work shall be performed at Landlord’s sole expense not chargeable to Tenant or the TIA Amount. Landlord’s Work shall be constructed promptly and with all due diligence in a good and workmanlike manner in accordance with applicable professional standards of skill and care by a licensed and bonded contractor using only new and first grade materials and in compliance with all applicable governmental laws, statutes, ordinances, rules and regulations (hereafter, collectively, “Laws”) as well as all underlying covenants, conditions and restrictions. Landlord shall keep Tenant informed of the progress and the estimated completion date for each portion of the Landlord’s Work.

B. Tenant Improvements. Tenant shall cause Davis Partnership, a licensed architect (“Architect”) to prepare and deliver to Landlord and Tenant a preliminary set of plans or test fit plans for the Tenant Improvements (defined below) with up to two sets of revisions and pricing notes (“Preliminary Plans”) and Landlord shall reimburse Tenant for the cost of such Preliminary Plans up to a maximum amount of $15,012.00. Landlord shall provide any comments to the Preliminary Plans to Tenant within seven (7) business days after receipt of the Preliminary Plans. Tenant shall thereafter cause Architect to prepare and deliver to Landlord and Tenant, all required Tenant plans (“Plans”) and documents for the construction of the Tenant Improvements (“Permit Package”). Tenant shall submit the Plans and Permit Package to Landlord for final approval and Landlord will have seven (7) business days to review and comment on the Plans and Permit Package, after which Tenant will submit any revisions incorporating Landlord’s comments to the Permit Package to Landlord for further review within seven (7) business days of receiving Landlord’s comments to the Permit Package and such process shall be repeated until the Plans and Permit Package have been reviewed and approved by Landlord, provided that the applicable response time shall be reduced to five (5) business days for subsequent iterations. If Landlord fails to respond in writing with its approval or disapproval of any such Plans or Permit Package within the applicable time period, and such failure continues for five (5) business days following Landlord’s receipt of a written notice from Tenant conspicuously stating that the applicable Plans or Permit Package will be deemed correct if Landlord does not timely respond, then the applicable Plans or Permit Package shall be deemed approved by Landlord. Tenant may, either as part of the Plans and Permit Package or thereafter, require that the water line to the building be increased in size from the size specified in Exhibit B and the appropriate party (i.e., Landlord if prior to the delivery of the Premises to Tenant, or Tenant if thereafter) shall cause the same to be increased in size as specified by Tenant, provided that the increased cost or additional cost of the larger water line i.e., the cost in excess of that which would be paid by Landlord as part of the Landlord’s Work if the water line size was not being increased shall be at Tenant’s sole cost and expense, and shall be considered a part of the Tenant Improvements (defined below) for the purposes of allocation of cost. Notwithstanding anything to the contrary in this Article 4, Landlord shall not unreasonably withhold or condition its consent or approval of the Plans or Permit Package. Upon approval of the Plans and Permit Package by Landlord, Tenant shall deliver the Permit Package to the City and any other governmental or quasi-governmental agency whose review and approval is needed for the issuance of a building permit and obtain such building permit and related approvals as soon as is reasonably practicable once the Permit Package has been finalized. Should Tenant elect to make any changes to the Plans after approval thereof, Tenant shall submit such changes for review and approval (not to be unreasonably withheld, conditioned or delayed) by Landlord substantially in accordance with the terms and procedures set forth above, provided that any delay in achieving the Delivery Condition (defined below) resulting from such change shall be an Excused Delay (defined below); provided further, however, that Landlord shall exercise reasonable efforts to advise Tenant if Landlord believes that a proposed change by Tenant to Tenant’s Plans or Permit Package would be likely to delay Landlord in achieving the Delivery Condition.

C. The parties acknowledge that the Plans are to improve and finish the Premises to accommodate Tenant’s intended use and desired improvements to the Premises (“Tenant Improvements”). Tenant shall select a contractor and any construction manager for the Tenant Improvements (“Contractor”) to be approved in advance by Landlord, which such approval shall not be unreasonably withheld, delayed or conditioned. Landlord may, at its sole cost, engage a construction manager or similar professional to monitor construction of the Tenant Improvements, which shall be for Landlord’s sole benefit, and Tenant agrees to cooperate with such professional and provide reasonable access to the Premises at all times to accommodate such monitoring, provided that in no event shall Landlord or such construction manager or other professional be entitled to any construction or supervisory fee. Tenant may competitively bid the Tenant Improvements from reputable subcontractors reasonably approved by Landlord (not to be unreasonably withheld, delayed, or conditioned), and Landlord shall not impose any requirements on Tenant or Tenant’s Contractor to use a certain subcontractor or to comply with certain construction or labor requirements except those imposed by applicable Laws and covenants affecting the parcels on which the Building is located.

D. As soon as is reasonably practicable following Landlord’s delivery to Tenant of possession of the Premises in the Delivery Condition (defined below), Tenant shall cause the Contractor to commence construction of the Tenant Improvements as shown on the Plans and the Permit Package for and on behalf of Tenant. Tenant shall initially fund all progress payments to the Contractor, and within thirty (30) days after Landlord’s receipt of: (i) an invoice (“Invoice”) from the Contractor marked as paid and (ii) lien waivers for all prior Invoices with respect to which disbursements have been made, Landlord shall reimburse Tenant for the Invoice amount, up to a total aggregate amount of$35.00 per square foot of the Building (estimated to be $3,502,800.00, subject to remeasurement per the terms of this Lease) (“TIA Amount”). Landlord shall have no obligation to reimburse Tenant for the final 15% of the TIA Amount until Landlord has received (i) full and final lien releases from the Contractor and all subcontractors; (ii) a sworn construction statement from the Contractor referencing the total costs incurred for the completion of the Tenant Improvements; (iii) a final certificate of occupancy or other similar documentation from the government agency having jurisdiction; and (iv) a written statement from Tenant’s Architect that the Tenant Improvements are substantially completed in accordance with Tenant’s Plans (which statement may be in the form of AIA G704 Certificate of Substantial Completion). If Landlord shall fail to pay any portion of the TIA Amount within thirty (30) days after written notice that such portion of the TIA Amount is past due and payable under the terms hereof, Tenant may offset rent and any other charges under the Lease in such amount. Any portion of the TIA Amount remaining after full payment to the Contractor may be applied toward reimbursement of any other hard or soft costs incurred by Tenant in constructing the Tenant Improvements, or for any telecommunications equipment and installation, furniture, fixtures, equipment, specialty trade fixtures and equipment (collectively, the “FFE”). Such FFE shall remain the property of Tenant at all times during and following the Term. Landlord shall not be entitled to any supervisory or construction management fees or fees for general conditions, etc. in connection with the Tenant Improvements.

E. Any and all Tenant Improvement cost overage above the TIA Amount (“TIA Overage”) shall be paid solely by Tenant, and in no event shall Landlord have any obligation to spend more than the TIA Amount with regard to the Plans or the Tenant Improvements.

F. Any contractors’/suppliers’ warranties applying to the Tenant Improvements or the Landlord’s Work shall be assigned to Landlord (to the extent assignable; or alternatively, the applicable contract may include Landlord as a third party beneficiary) but may be enforced by Tenant. Landlord shall enforce such warranties on Tenant’s behalf to the extent that the enforcement rights may not be assigned.

G. Prior to the Commencement Date, Landlord shall be responsible for the payment of all utility services provided to the Building, including those consumed or used in the construction of the Tenant Improvements. Notwithstanding the foregoing, any portion of any utility services or costs which constitute unreasonable waste by Tenant or Tenant’s Contractor shall be paid by Tenant within thirty (30) days after receipt of an invoice from Landlord therefor.

H. Subject to the requirement of the Delivery Condition (defined below) and the representations and warranties set forth below as well as Landlord’s ongoing maintenance obligations expressly set forth in this Lease, it is acknowledged and agreed by Tenant that Tenant accepts the Premises and the heating, ventilating and air conditioning (hereafter called the “HVAC”) and the plumbing, electrical, life/safety and other mechanical and utility systems and fixtures serving the Premises (together with the HVAC, hereafter collectively called the “Building Systems”) in their “as is” condition as of the date the same are delivered in the Delivery Condition with Landlord having no obligation under this Lease Agreement to make changes in or otherwise modify the Building or any of the Building Systems serving the Building in order to accommodate Tenant’s use of the Premises during the Term of this Lease Agreement (subject, however, to Landlord’s obligation to correct latent defects and enforce warranties on Tenant’s behalf to the extent set forth in this Lease Agreement). Any such changes or modifications shall be made as part of the Tenant Improvements and must be shown in the Plans and the costs of any such changes or modifications shall be Improvement Costs payable by Tenant in accordance with the provisions of Article 4 A above. In its design of the Tenant Improvements, the Architect shall take into account such “as is” condition of the Premises and Building Systems serving the Premises as the same is to be caused to be achieved by Landlord in connection with the Delivery Condition. Landlord hereby represents, warrants and covenants to Tenant, as an inducement to Tenant to enter into the Lease, (i) that when completed, Landlord’s Work shall be free from liens of material suppliers, contractors, subcontractors, laborers, and all other mechanics’ liens; (ii) Landlord’s Work shall be completed in a good and workmanlike manner, and in accordance with all applicable Laws and existing declarations, covenants, conditions and restrictions and all terms and conditions of the Lease; (iii) no material deviations or changes shall have been made in connection with the Project Plans and the Landlord Work without the prior consent of Tenant; (iv) all of the Landlord’s Work shall have been completed using first quality workmanship and materials of good quality, which are new; and (v) all of the Landlord’s Work shall be free from defects and deficiencies in materials and workmanship and are guaranteed against all defects and deficiencies and not to fail under ordinary usage during a period ending upon the later of (a) 1 year after the occurrence of the Delivery Condition and (b) the termination or expiration of the actual warranty Landlord receives from the applicable contractor or manufacturer. Any breach of the foregoing representations, warranties and covenants shall be promptly corrected and/or replaced, as the case may be, and fully remedied by Landlord, at Landlord’s expense (and no such cost and expense shall be charged to Tenant or the TIA Amount); which remedy may be effectuated via Landlord’s enforcement of the applicable contractors’ or material warranty for Tenant’s benefit. Landlord’s review and approval of the Plans shall be for Landlord’s sole benefit and shall not create or imply any obligation on the part of Landlord to review the same for Tenant’s benefit, whether with respect to quality, design, compliance with laws or any other matter or with respect to the suitability of the Tenant Improvements for Tenant’s use of the Premises.

ARTICLE 5. POSSESSION

Except as otherwise provided, Landlord shall deliver possession of the Premises with the Landlord’s Work thereto substantially completed (“Delivery Condition”) as soon as is reasonably practicable, which Landlord and Tenant anticipate to be on or before August 1, 2022 (the “Scheduled Delivery Date”). As used in this Lease Agreement, “substantial completion” of the Landlord’s Work or their being “substantially completed” means (i) Landlord has completed construction of the Landlord’s Work in accordance with Exhibit B and the Project Plans to such an extent that Tenant may commence construction of the Tenant Improvements without unreasonable delay or interference, subject to completion by Landlord of normal punch list items that do not materially interfere with Tenant’s performance of the Tenant Improvements (hereafter called the “Punch List Items”) or other items which would not cause an unreasonable delay or interference with Tenant’s construction activities; (ii) if requested by Tenant prior to Landlord’s tender of the Premises to Tenant with the Landlord’s Work thereto substantially completed, then Landlord shall have delivered to Tenant an AIA Form G704 Certificate of Substantial Completion, executed by the project architect, stating that the Landlord’s Work has been substantially completed in accordance with the Project Plans; and (iii) all necessary permits and approvals, including a fire marshal inspection and a certificate of occupancy or its equivalent (if required under applicable Law or the existing restrictions, if any) for the Building, have been obtained with regard to the Landlord’s Work. Failure of Landlord to deliver possession of the Building in the Delivery Condition by the Scheduled Delivery Date, shall automatically postpone the Commencement Date, day for day, and shall extend the expiration date of this Lease Agreement as to the entire Premises accordingly. In the event of a failure of Landlord to deliver possession of the Premises in the Delivery Condition by December 31, 2022 (“Termination Option Date”), Tenant may elect, at its option, to thereafter terminate this Lease Agreement upon written notice to Landlord and upon the giving of such notice this Lease Agreement shall be terminated except those obligations of Landlord and Tenant which expressly survive the expiration or termination of this Lease Agreement. Notwithstanding the foregoing or anything to the contrary in this Lease Agreement, the Termination Option Date shall be tolled, day for day, during any period which Landlord’s Work is halted, slowed or delayed, due to any cause beyond the reasonable control of Landlord, including, without limitation, labor or material shortages, unavailability or back ordering of specified roofing supplies or materials, strikes, pandemics, epidemics, casualty loss, acts of God or failure by the City to timely approve any plans or issue a building permit (any of the foregoing being hereafter called an “Excused Delay”) , provided, however, that the Termination Option Date shall not be extended due to Excused Delay for more than ninety (90) days in the aggregate hereunder notwithstanding that any event or events of Excused Delay which would otherwise extend the Termination Option Date exceed more than ninety (90) days in the aggregate; provided further, however, that Tenant Delay shall not be subject to such 90-day cap. As used herein, “Tenant Delay” shall mean any actual delay in Landlord’s ability to achieve the Delivery Condition directly attributable to (x) Tenant’s failure to act or respond within a reasonable time period or by a deadline as may be expressly required of Tenant under the terms of this Lease or (y) the acts of Tenant or its agents or contractors, provided, however, no such acts under this clause (y) shall be a basis for a “Tenant Delay” unless such delay is caused by an act of negligence or willful misconduct of Tenant or unless and until such acts continue for two (2) business days after Tenant’s receipt of written notice thereof (which details the conduct of Tenant or its agents or contractors causing the alleged delay) from Landlord.

Tenant shall have the right to begin its Tenant Improvements upon Landlord delivering the Premises to Tenant in the Delivery Condition, provided that such access shall be subject to all terms and conditions of this Lease other than the obligation to pay rent (and Tenant shall provide insurance certificates evidencing the insurance required to be carried by Tenant hereunder). Promptly after having achieved the Delivery Condition, Landlord shall furnish to Tenant a coordinated set of “as built” drawings with regard to Landlord’s Work if requested by Tenant, and with instruction and operating manuals on all equipment and systems furnished to Tenant for Tenant’s use in the Premises, together with complete and readable copies of all guarantees and warranties on equipment and materials furnished by all manufacturers and suppliers and copies of all related manufacturer’s instructions, related maintenance manuals, replacement lists, detailed drawings and any technical requirements necessary to operate and maintain such equipment and materials or needed to maintain the effectiveness of any such warranties, all of the foregoing only to the extent that such items are within Landlord’s possession or control.

By occupying the Premises as a tenant, or to construct the Tenant Improvements or install trade fixtures or equipment, or to perform finishing work, Tenant shall be conclusively deemed to have accepted the Premises in the Delivery Condition and to have acknowledged that the Premises are in the condition required by this Lease Agreement, except for any Punch List Items for which Tenant has given Landlord a written list within forty-five (45) days of Tenant’s first possession of the Premises. Landlord shall exercise commercially reasonable efforts to complete all Punch List Items within thirty (30) days after the same are identified by Tenant (and, in connection therewith, Landlord shall use commercially reasonable efforts to avoid interference with Tenant’s business or performance of the Tenant Improvements during the performance of the Punch List Items). If Landlord fails to complete the Punch List Items in said thirty (30) day period, Tenant may complete the same and offset rent for the reasonable costs incurred by it in connection therewith. All acts of any of Tenant’s contractors, subcontractors or laborers are the responsibility of Tenant, and Tenant shall indemnify and hold Landlord harmless from and against any loss, cost, damage or expense of any nature caused by the negligence or willful misconduct of such personnel (except to the extent caused by or due to the negligence or willful misconduct of Landlord). In addition, any such access shall be consistent with generally accepted construction practices and in accordance with any and all applicable regulatory requirements. Landlord shall have no responsibility or liability for loss or damage to trade fixtures or equipment installed or left on the Premises except to the extent arising due to the gross negligence or willful misconduct of Landlord.

The rentals herein reserved shall commence on the first day of the Term, provided, however, in the event of any access or occupancy by Tenant prior to the beginning of the Term, such access or occupancy shall in all respects be the same as that of a tenant under this Lease Agreement, and the rentals shall commence as of the first day of the Term. Should the commencement date of the Term of this Lease Agreement occur for any reason on a day other than the first day of the calendar month, then in that event solely for the purposes of determining the expiration date of the Term of this Lease Agreement, the Term shall be deemed to have commenced on the first (1st) day of the calendar month immediately following.

Following Tenant’s occupancy of the Premises for purposes of conduct of its business and within ten (10) days of Landlord’s request (subject to the remeasurement requirements set forth in Section 2(A) and Exhibit G), Landlord and Tenant shall execute a ratification agreement in the form of Exhibit C attached hereto which shall set forth the final commencement and expiration dates of the Term, shall acknowledge the Minimum Rent, the square footage of the Premises (office space and warehouse, storage or service space), delivery of the Premises in the condition required by this Lease Agreement and shall include such other matters as Landlord may reasonably request (hereafter called the “Ratification Agreement”).

ARTICLE 6. ADDITIONAL RENT

A. Additional Rent. Tenant shall pay to Landlord as Additional Rent throughout the Term the following:

(i) Real Estate Taxes. During the Term of this Lease Agreement and any renewals or extensions thereof, Tenant shall pay its pro rata share of the Real Estate Taxes. The term “Real Estate Taxes” herein shall mean the total of all taxes, fees, charges and assessments, general and special, ordinary and extraordinary, foreseen or unforeseen, which become due or payable against or upon the Building or the parcel(s) of land upon which the Building is located. The term “Real Estate Taxes” shall not include (i) federal, state or local income taxes, or any other tax measured by Landlord’s net income; (ii) franchise, gift, transfer, excise, capital stock, estate, succession or inheritance taxes; and (iii) penalties or interest on late payment of Real Estate Taxes. In the event the taxing authorities include in the Real Estate Taxes the value of any improvements made by Tenant, or of machinery, equipment, fixtures, inventory or other personal property or assets of Tenant, then Tenant shall pay, as Additional Rent, all of the taxes attributable to such items in addition to its pro rata share of said aforementioned Real Estate Taxes. In any contest, protest or petition for review by Landlord of the Real Estate Taxes, Landlord shall be entitled to recover the reasonable attorneys’ fees and other costs and expenses reasonably incurred by Landlord from any refund or reduction in said Real Estate Taxes realized.

(ii) Operating Expenses. Landlord shall promptly perform all maintenance and repairs upon the common areas, including, without limitation, all landscaped areas, parking areas and structures, paved areas, sidewalks and drives at or serving the Building or the Property, except to the extent expressly made the responsibility of Tenant under this Lease Agreement. During the Term of this Lease Agreement and any renewals or extensions thereof, Tenant shall pay its pro rata share of the Operating Expenses incurred by Landlord in owning, operating, managing, maintaining, repairing, replacing and insuring the Building, the Parking Areas and other common areas of the Building, and the parcel(s) of land on which they are located. The term “Operating Expenses” herein shall include, but not be limited to: (a) all payments by Landlord for maintenance, operation, repair, replacement and care of: (i) all heating, lighting, fire protection and plumbing fixtures in or serving the Parking Areas and other common areas and (ii) all equipment, systems, roofs, exterior glass, landscaped areas, signs, the Building’s exteriors and parking lots (including seal coating); (b) all payments by Landlord for electricity, water, sewer and other utilities not separately metered or sub-metered, costs allocated to the Building or the parcels on which the Building is located pursuant to a reciprocal easement agreement or declaration (or similar document), snow removal for the Parking Areas, refuse removal, painting, insurance premiums and deductibles, management fees up to 3% of gross annual revenues for the Premises, wages and fringe benefits of personnel employed for the aforesaid work and proportionate costs of equipment purchased and used for such purposes; and (c) the amortization of capital expenditures or investments (but not improvements or expansions), all as determined on a commercially reasonable basis by Landlord using an interest rate of no greater than 8% and amortized over the useful life of the capital improvement, replacement or investment as reasonably determined by Landlord. The term “Operating Expenses” shall not be deemed to include any of the following: (i) leasing costs and commissions, costs of tenant disputes, leasehold improvements and other costs of preparing space for tenants, other tenant incentives, and expenses incurred in negotiating or enforcing leases; (ii) interest, principal or any other payments made to the mortgagee under any mortgage or rental or any other payments made to the ground lessor under any ground lease; (iii) costs for which Landlord is reimbursed, including costs covered by proceeds of insurance, condemnation awards or court judgments, amounts specially billed to and payable by an individual tenant and costs covered by any manufacturer’s, contractor’s or other warranty; (iv) fees and other costs for professional services provided by attorneys, space planners and architects; (v) marketing and advertising expenses; (vi) any costs of capital improvements or expansions (as opposed to capital repairs or replacements, or maintenance of items of a capital nature); (vii) political or charitable contributions; (viii) costs incurred in connection with the mortgaging, selling or changing of ownership of a building or any part of the associated real property, including, without limitation, brokerage commissions, consultants’, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charges; (ix) Real Estate Taxes (which are covered in Article 6(a)(i)) or any costs expressly excluded from the definition of Real Estate Taxes; (x) costs incurred in connection with the original construction of the Building or any other part of the Property and costs of repairing, replacing or otherwise correcting defects or deficiencies in the design, construction or components of the improvements comprising the Property; (xi) costs incurred in connection with the investigation, removal, remediation or clean-up of Hazardous Materials from the Property or Building (including the fees of any environmental consultants); (xii) Landlord’s general corporate overhead and general and administrative expenses or wages, salaries, fees, and fringe benefits paid to administrative or executive personnel or officers or partners of Landlord not having direct day to day responsibility for operating or providing services to the Building; (xiii) any “tap fees” or one-time lump sum sewer or water connection fees for the Property payable in connection with the original construction of the Property; (xiv) costs incurred for any item to the extent covered by a manufacturer’s, materialman’s, vendor’s or contractor’s warranty and paid by such manufacturer, materialman, vendor or contractor (Landlord shall pursue a breach of warranty claim for items of Landlord’s Work covered by a warranty); (xv) development fees, impact fees and similar charges; and (xvi) deductibles and retentions on any insurance maintained by Landlord that are in excess of commercially reasonable deductibles (i.e., self-insurance shall not be an Operating Expense).

(iii) Cap on Increases of Operating Expenses. Beginning in calendar year 2025 and each calendar year thereafter during the Term, Tenant’s annualized share of Operating Expenses shall not increase by more than five percent (5%) over the immediately preceding calendar year on a cumulative basis, excluding the costs not reasonably under the control of Landlord, which include, but are not limited to, snow removal, utilities, insurance, security, property management fees and Real Estate Taxes, which shall not be subject to this limitation.

B. Estimates. Prior to commencement of this Lease Agreement, and prior to the commencement of each calendar year thereafter during the Term of this Lease Agreement and any renewals or extensions thereof, Landlord may estimate for the following calendar year, or portion thereof remaining, Tenant’s pro rata share of Real Estate Taxes and Operating Expenses, and the Additional Rent payable by Tenant during such calendar year to cover those charges on a current basis. Said estimates will be in writing and will be delivered or mailed to Tenant at the Premises. The Additional Rent so estimated shall be payable by Tenant in equal monthly installments, in advance, on the first day of each month during such calendar year. In the event that such estimate is delivered to Tenant after the first day of January of such calendar year, the estimated Additional Rent for that year shall be payable as Additional Rent in equal monthly installments, in advance, on the first day of each month over the balance of such calendar year, with the number of installments being equal to the number of full calendar months remaining in such calendar year after delivery of the estimate. Landlord reserves the right to adjust during the calendar year the amount of the monthly installments of Additional Rent payable hereunder if the estimated Operating Expenses and Real Estate Taxes change.

C. Pro Rata or Proportionate Share. For purposes of this Article, Tenant’s “pro rata share” or “proportionate share” shall be 100% for the Premises, the Building (and the underlying parcels of real estate).

D. Adjustments; and Audit. Upon completion of each calendar year during the Term or any renewal or extension thereof, Landlord shall determine the actual amount of the Additional Rent for Real Estate Taxes and Operating Expenses payable by Tenant in such calendar year and deliver a written certification of the amounts thereof to Tenant. If Tenant has underpaid its pro rata share of Real Estate Taxes or Operating Expenses for such calendar year, Tenant shall pay the balance thereof within thirty (30) days after the receipt of such statement. If Tenant has overpaid the same, Landlord shall either (i) refund such excess, or (ii) credit such excess against the next monthly installment of Additional Rent payable by Tenant under this Article. A pro rata adjustment shall be made for a fractional calendar year occurring during the Term of this Lease Agreement or any renewals or extensions thereof based upon the number of days of the Term of this Lease Agreement during said calendar year as compared to three hundred sixty-five (365) days and all additional sums payable by Tenant or credits due Tenant as a result of the provisions of this Article shall be adjusted accordingly.

E. Fiscal Year. Landlord may at any time designate a fiscal year in lieu of a calendar year or vice versa and in such event, at the time of such change, there may be a billing for the year which is less than twelve (12) calendar months.

F. Real Estate Tax Contests. Landlord shall contest, protest, petition for review, or otherwise seek a reduction in the Real Estate Taxes if it would be commercially prudent for Landlord to do so if Landlord were paying the same without reimbursement from Tenant. In the event Landlord does not elect to contest Real Estate Taxes, Landlord shall timely notify Tenant of such election while a reasonable opportunity to commence such contest remains, and Tenant shall have the right to contest Real Estate Taxes (and Landlord shall reasonably cooperate with Tenant in connection with such contest), provided that Real Estate Taxes are paid in a timely manner and such contest or the manner in which it is conducted does not expose Landlord to increased Real Estate Taxes for the Property or any other Property in the business park in which the Property is located, or any other penalties, fines or tax liens.

G. Tenant’s Audit Right. If Tenant disputes any amounts set forth in a statement provided by Landlord to Tenant hereunder regarding Operating Expenses and Real Estate Taxes, Tenant shall have the right, at Tenant’s sole expense, to notify Landlord in writing, not later than ninety (90) days following receipt of such statements provided by Landlord, that Tenant disputes such statement(s) and that it intends to audit Landlord’s books and records in respect to the calendar year which is the subject of the statement (the “Audit Notice”). If Tenant fails to give Landlord the Audit Notice on or before such ninety (90) day period, the statements for the applicable calendar year shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. Such audit shall be conducted on a non-contingency fee basis by an independent certified public accountant designated by Tenant, which accountant is reasonably approved by Landlord (“Qualified Person”). The audit shall take place at the offices of Landlord where its books and records are located (provided that such location is in the same metropolitan area as the Premises, otherwise, Landlord shall make such records available electronically) at a mutually convenient time during Landlord’s regular business hours. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not the tenant under the Lease. Tenant agrees that the results of any audit under shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity (other than Tenant’s accountants, attorneys and advisors) except as required by law. Any overpayments by Tenant shall be credited or refunded as provided herein, and any underpayments shall be paid to Landlord. All costs and expenses of any such audit shall be paid by Tenant, except that if such audit shows that the Operating Expenses or Real Estate Taxes so audited was overstated by Landlord by more than five percent (5%), Landlord shall reimburse Tenant for the reasonable out-of-pocket costs and expenses incurred by Tenant in such audit. Notwithstanding anything herein to the contrary, Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time that there is a default beyond any applicable notice, grace or cure period under this Lease Agreement. Tenant’s audit rights shall (subject to the timing requirements set forth in this paragraph) survive the expiration or earlier termination of this Lease.

ARTICLE 7. TENANT’S RESPONSIBILITY, CARE OF PREMISES AND UTILITIES

A. General Maintenance. At Tenant’s expense (subject to the amortization of certain expenses as more particularly set forth below), Tenant shall be responsible for the maintenance of the Premises, including but not limited to maintenance, repair and/or replacement of entrance doors, overhead garage doors, truck dock doors, dock levelers, bumpers and seals, doors, floors, interior walls and columns, and the Building Systems exclusively serving the Premises, including the HVAC roof top units. Tenant’s maintenance obligations shall be subject to Landlord’s performance of its obligations under this Lease, including, without limitation, Landlord’s obligations under Article 8 below.

B. Maintenance of HVAC. Maintenance of the HVAC roof top units shall specifically include the reasonable cost of quarterly inspections and maintenance performed by Landlord’s own engineers or by an independent mechanical contractor who shall be contracted for by Landlord, provided that, in any event Landlord’s engineer or such third party charges market rates. In either event, Tenant shall within ten (10) days following Tenant’s receipt of an invoice therefore, reimburse Landlord, as Additional Rent, for the reasonable or market costs incurred by Landlord in having such quarterly inspections and maintenance performed.

C. Trash and Refuse. At Tenant’s expense, Tenant may obtain a dumpster for trash and/or construct trash storage facilities which comply with the terms of this Lease. Tenant shall at Tenant’s expense, contract directly with a qualified trash hauler for the timely removal of all trash. Tenant shall not leave or store any materials or trash on the Parking Areas and shall not litter such Parking Areas and common areas. If Landlord makes a trash room or area available to Tenant in or nearby the Building, Tenant shall dispose of its trash in said room or area if so requested by Landlord.

D. Snow Removal. At Tenant’s expense (as an Operating Expense), Landlord shall be responsible for the prompt removal of snow, ice and other hazardous conditions accumulating or occurring on the sidewalks and walkways between the Premises and the Parking Areas.

E. Same Condition. Tenant further agrees (a) to keep the Premises in as good condition and repair as they were in at the time that Tenant took possession of same, reasonable wear and tear, damage from fire and other casualty for which insurance is normally procured and Landlord’s repair and maintenance obligations excepted; (b) to keep the Premises in a clean and sanitary condition; (c) not to commit any nuisance or waste on the Premises, throw foreign substances in plumbing facilities, or waste any of the utilities furnished to the Premises; (d) not to obstruct the Parking Areas or common areas, nor use the same for anything other than their intended purpose (provided that the foregoing shall not limit Tenant’s rights to use the Exterior Infrastructure in accordance with the terms of Section 3); and (e) that the use of the Premises and the Parking Areas shall be subject to such reasonable non-discriminatory rules and regulations as may be promulgated by Landlord from time to time (provided that in the event of conflict between any rules and regulations or modifications thereto and the terms of this Lease, this Lease shall control).

F. Landlord’s Right to Maintain. If Tenant shall fail to keep and preserve the Premises in the state of condition required by the provisions of this Lease Agreement and such failure continues for thirty (30) days after Tenant’s receipt of written notice thereof (or such shorter period as may be reasonably deemed appropriate by Landlord in the case of emergency, provided that such 30-day period shall be subject to reasonable extension in the event Tenant has commenced cure and is diligently pursuing the same to completion), Landlord may, at its option, put or cause the same to be put in the condition and state of repair agreed upon, and in such case, Tenant, within thirty (30) days following Tenant’s receipt of an invoice therefore accompanied by reasonable supporting documentation, shall pay the reasonably incurred cost thereof as Additional Rent.

G. Utilities. At Tenant’s expense, Tenant will promptly pay when due, directly to the appropriate provider, all charges for garbage disposal, trash removal, water, sewer, electricity, gas, fuel oil, telephone and such other separately-metered utility services furnished to the Premises during the Term of this Lease Agreement and any renewals or extensions thereof, together with any related installation or connection charges or deposits (collectively, the “Utility Costs”). Landlord shall, at its sole cost and expense and prior to the commencement of the Term, separately meter all utilities provided to the Premises.

H. Amortization of Capital Expenses. If a capital replacement or repair of any element of the Premises that Tenant is required to replace or repair pursuant to the terms of this Article 7 or any improvement that Tenant is required to make pursuant to Article 10 (an “Amortizable Capital Item” and collectively “Amortizable Capital Items”), is required to be made, then, provided that such Amortizable Capital Item(s): (i) will have a useful life in excess of the remaining portion of the then applicable Term, (ii) were not necessitated by Tenant’s failure to perform its repair obligations or the negligent act or omission of Tenant (in which case Tenant shall be responsible therefor at Tenant’s sole cost and expense), and (iii) are of general value with respect to the Premises as an asset to Landlord (i.e., excluding capital expenditures specific to Tenant’s use that would not reasonably provide value to future users, in which case Tenant shall be responsible therefor at Tenant’s sole cost and expense), then Tenant shall perform such Amortizable Capital Item(s) and the cost thereof shall be amortized over the useful life thereof as reasonably determined by Landlord, including interest at a rate of 7% per annum, and Landlord shall reimburse Tenant (within thirty days of receipt of written invoice therefor together with reasonable supporting documentation) for the unamortized amount of that portion of the amortized cost attributable to periods extending beyond the Term (which shall remain subject to further reconciliation between Landlord and Tenant in the event the Term is extended).

ARTICLE 8. LANDLORD’S RESPONSIBILITIES AND QUIET ENJOYMENT

Landlord shall keep in good order, safe condition and repair, at its sole expense, not included in Operating Expenses, the (a) exterior and structural parts and components of the Building, including the outer walls, foundation and interior support columns, but excluding the exterior windows of the Building and the non-structural portions of the floor slab of the Building. Tenant shall be responsible for the cost of any repairs that are needed due to the fault or negligence of Tenant or its contractors, agents, employees or invitees. Landlord warrants that upon completion of the Landlord’s Work (“Completion Date”), the Landlord’s Work is upon such Completion Date in compliance with all applicable building and zoning codes (and that the Project Plans were prepared in accordance with the same), and has been constructed in compliance with the then-promulgated Americans with Disabilities Act and requirements of applicable life-safety laws and codes. Landlord shall be responsible (at its sole cost not chargeable to Tenant or any allowance) for correction of any matter of non-compliance in violation of such warranty contained in the previous sentence if, and only if, such matter was non-compliant as of the Completion Date. Landlord represents and warrants that (i) Landlord is the sole owner of fee title to the Premises, including the Building and the real property on which the Building is located; and (ii) Landlord has full right to execute and perform this Lease Agreement and to grant the estate demised; (iii) that no consent or approval of any person or entity is necessary for the execution by Landlord of this Lease that has not been obtained by Landlord prior to the execution and delivery of this Lease; and (iv) that Tenant, upon payment of the rents and other amounts due and the performance of all the terms, conditions, covenants and agreements on Tenant’s part to be observed and performed under this Lease Agreement, may peaceably and quietly enjoy the Premises for the uses permitted hereunder, subject, nevertheless, to the terms and conditions of this Lease Agreement.

ARTICLE 9. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

A. Estoppel Certificates. Each party hereto agrees that at any time, and from time to time during the Term (but not more often than twice in each calendar year), within fifteen (15) days after request by the other party hereto, it will execute, acknowledge and deliver to such other party or to any prospective purchaser or Mortgagee designated by Landlord, an estoppel certificate in a form reasonably acceptable to the requesting party.

B. Financial Statements. Unless Tenant’s current financial statements are readily available to the public (e.g., via internet access), Tenant agrees to provide Landlord (but no more than twice in any calendar year), within fifteen (15) days of request, the then most current financial statements of Tenant and any guarantors of this Lease Agreement, which shall be certified by Tenant, and if available, shall be audited and certified by a certified public accountant. Landlord shall keep such financial statements confidential, except Landlord shall, in confidence, be entitled to disclose such financial statements to existing or prospective mortgagees or purchasers of the Building or Premises provided that such parties execute a commercially reasonable confidentiality agreement in favor of Landlord relating to such financial statements or in favor of Tenant directly.

ARTICLE 10. NON PERMITTED USE

Tenant agrees not to commit or permit any act to be performed on the Premises or any omission to occur which will be in violation of any statute, regulation, or ordinance of any governmental body or which will increase the insurance rates on the Building or Premises or which will be in violation of any insurance policy carried on the Building or Premises by Landlord. Tenant, at its expense, shall comply with all governmental laws, ordinances, rules and regulations applicable to the use of the Premises and its occupancy and shall promptly comply with all governmental orders, rulings and directives for the correction, prevention and abatement of any violation upon, or in connection with the Premises or Tenant’s use or occupancy of the Premises. Without limiting the scope of the foregoing provisions of this Article, Tenant’s use of the Premises shall comply with all applicable federal, state and local fire and building code requirements, expressly including requirements relating to the types of materials that may be stored in the Premises, the storage containers that may be used, the heights such storage containers may be stacked and the separation that must exist between materials and stacks. Tenant shall not do or permit to be done in or about the Premises or Building anything which will be dangerous to life or limb. The employees of Tenant shall not be permitted, during their breaks or otherwise, to congregate or loiter in the Parking Areas or landscaped areas, in such a manner that would be disruptive or that would obstruct access to, from or within the Building.

ARTICLE 11. ENVIRONMENTAL

A. Tenant will not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used on the Property (as defined below) in a manner or for a purpose prohibited by or in violation of any Hazardous Materials Law (as defined below). Tenant, at its sole cost and expense, will comply with all Hazardous Materials Laws and prudent industry practice relating to the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under or about the Property required for Tenant’s use of the Property and its operations therein and will notify Landlord in writing in advance of any and all Hazardous Materials Tenant brings upon, keeps or uses on the Property (other than small quantities of office cleaning or other office supplies as are customarily used in the ordinary course of a general office use), provided that Landlord approves the use of the Hazardous Materials listed on Exhibit H in compliance with all applicable Hazardous Materials Laws (the “Permitted Hazardous Materials”) and Landlord shall keep such information confidential except to the extent required to disclose the same by applicable Law or agreements with Mortgagees, or to the extent related to consultation with Landlord’s professional advisers or consultants (provided that any such third parties that Landlord shares such information with shall have executed a commercially reasonable confidentiality agreement in favor of Tenant or shall otherwise be under a duty to keep such information confidential). Tenant shall have the right to update Exhibit H from time to time by submitting an updated list to Landlord, which updated list shall be subject to approval by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. On or before the expiration or earlier termination of this Lease Agreement, Tenant will, at its sole cost and expense, cause all Hazardous Materials which became located in, on, under or about the Property as a proximate result of Tenant’s use of the Property or its operations therein, whether prior to or following the commencement date of this Lease Agreement, released by Tenant to be removed from the Property in accordance and in compliance with all Hazardous Materials Laws. Tenant will not take any remedial action in response to the presence of any Hazardous Materials in, on, under or about the Property, nor enter into any settlement agreement, consent decree or other compromise with respect to any Claims (as defined below) relating to or in any way connected with the Property, without first notifying Landlord of Tenant’s intention to do so and affording Landlord reasonable opportunity to investigate, appear, intervene or otherwise appropriately assert and protect Landlord’s interest in the Property.

B. Tenant will notify Landlord of any of the following actions affecting Landlord, Tenant or the Property and resulting from or in any way relating to Tenant’s use of the Property or its operations therein immediately after receiving notice of the same: (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened under any Hazardous Materials Law; (b) any Claim made or threatened by any person relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Material; and (c) any reports made by any person, including Tenant, to any environmental agency relating to any Hazardous Material, including any complaints, notices, warnings or asserted violations. Tenant will also provide Landlord, as promptly as possible and in any event within ten (10) days after Tenant first receives or sends the same, with copies of all Claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Property. Upon Landlord’s written request, Tenant will promptly deliver to Landlord notices of manifests reflecting the legal and proper disposal of all Hazardous Materials removed or to be removed from the Property. All such manifests will not list Landlord as a responsible party or generator and will not attribute responsibility for any such Hazardous Materials to Landlord. Landlord shall keep any such information confidential except to the extent Landlord is required to disclose the same by applicable Law or agreements with Mortgagees, or to the extent related to consultation with Landlord’s professional advisers or consultants (provided that any such third parties that Landlord shares such information with shall have executed a commercially reasonable confidentiality agreement in favor of Tenant or shall otherwise be under a duty to keep such information confidential).

C. Subject to the provisions of Article 24 below, Landlord shall have the right, from time to time, by itself or by its agent, to enter upon the Property for purposes of inspecting the compliance thereof, and the operations conducted thereon, with Hazardous Materials Laws, and to take such samples or perform such intrusive testing, or “Phase II” investigation, as Landlord may, in its discretion, determine; provided that any such entry, or such intrusive testing occurs upon prior reasonable notice to Tenant and shall not unreasonably interfere with the business operations of Tenant on the Property. Tenant shall afford Landlord, or its agent, access to Tenant’s books and records evidencing compliance with Hazardous Materials Laws, including, but not limited to, access to appropriate licenses and permits, as well as manifests or other records relative to the handling, treatment, storage, shipment, or disposal of Hazardous Materials, as required under applicable Hazardous Materials Laws. Landlord shall keep any such information confidential, except to the extent Landlord is required to disclose the same by applicable Law or agreements with Mortgagees, or to the extent related to consultation with Landlord’s professional advisers or consultants (provided that any such third parties that Landlord shares such information with shall have executed a commercially reasonable confidentiality agreement in favor of Tenant or shall otherwise be under a duty to keep such information confidential). The costs incurred in exercising Landlord’s rights under this Article 11 C shall be paid by Landlord unless such entry and/or testing by Landlord reveals either a violation of Hazardous Materials Laws by Tenant or the presence of Hazardous Materials released by Tenant requiring remediation, in either which case and in addition to being responsible for all of the costs of remedying such violation and/or remediating such Hazardous Materials, Tenant shall reimburse Landlord for the costs incurred by Landlord under this Article 11 (C) within thirty (30) days following Tenant’s receipt of an invoice therefore.

D. Tenant acknowledges and agrees that all reporting and warning obligations required under Hazardous Materials Laws resulting from or in any way relating to Tenant’s use of the Property or its operations therein are Tenant’s sole responsibility, regardless of whether such Hazardous Materials Laws permit or require Landlord to report or warn.

E. With respect to all Hazardous Materials generated, used or otherwise located on the Property, whether prior to or following the commencement date of this Lease Agreement, as a result of or in any way related to Tenant’s use of the Property or its operations therein, the following specific rules shall govern:

(i) Tenant shall at all times be in full compliance with all Hazardous Materials Laws. Tenant shall advise Landlord prior to the generation or handling of Hazardous Materials (other than small quantities of office cleaning or other office supplies as are customarily used in the ordinary course of a general office use or Permitted Hazardous Materials). Upon request by Landlord, Tenant shall deliver to Landlord copies of all contracts, programs, management plans or certifications regarding the generation, storage, removal or disposal of Hazardous Materials at or from the Premises which are required in order for Tenant to be in compliance with the Hazardous Materials Laws.

(ii) All Hazardous Materials located upon the Property through the actions of Tenant or under the direction or control of Tenant shall be transported therefrom, and appropriately disposed of directly by Tenant pursuant to Hazardous Materials removal contracts executed by Tenant and in compliance with all Hazardous Materials Laws.

(iii) Tenant shall, immediately upon receipt provide Landlord with copies of, and shall comply with, all Environmental Requirements.

(iv) In no event shall any Hazardous Materials be stored, handled or disposed of on the Property other than in compliance herewith.

F. Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord), protect and hold harmless the Landlord Parties (as defined below) from and against any and all Claims whatsoever arising or resulting, in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of Hazardous Materials in, on, under, upon or from the Property (including water tables and atmosphere) resulting from Tenant’s use of the Property or its operations therein. Tenant’s obligations under this Article 11 F include, without limitation and whether foreseeable or unforeseeable, the costs of (a) any required or necessary repair, clean-up, detoxification or decontamination of the Property, and (b) implementing any closure, remediation or other required action in connection therewith as stated above. In no event shall Tenant’s indemnification obligations under this paragraph apply with respect to Hazardous Materials present prior to the date possession of the Premises was delivered to Tenant (provided that Tenant shall be liable for the presence of Hazardous Materials directly resulting from activities of Tenant on site prior to the formal delivery of possession of the Premises to Tenant (e.g., Hazardous Materials released by Tenant during any exercise by Tenant of early entry rights)) or released by any party other than Tenant or parties claiming a right of entry through Tenant including, without limitation, Tenant’s employees, contractors, customers, partners, invitees, or agents (by way of example, and not limitation, Tenant shall not be liable for Hazardous Materials migrating from other tenants’ properties). Landlord represents and warrants to its actual knowledge, without further inquiry beyond information included in that certain Phase I Environmental Site Assessment with Project No. DN50,375-200-R1 dated December 7, 2020 and revised February 23, 2021 performed by CTL Thompson, Inc. relating to the Property (“Phase I”) and information included in that certain Limited Phase II Environmental Site Assessment performs in conjunction with the Phase I as described in those letters and reports dated March 22, 2021 from CTL Thomson, Inc. to United Properties, Attention: Mr. Arthur Belz (collectively, the “Disclosed Reports”), that as of the date of this Lease that the premises are free of Hazardous Materials in amounts and conditions which are in violation of Hazardous Materials Laws (as defined below); Landlord represents, warrants and covenants that Landlord’s Work shall be conducted in accordance with all Hazardous Materials Laws and that no Hazardous Materials shall be released in connection therewith in violation of any Laws or Environmental Requirements. Tenant does not accept and shall bear no responsibility nor liability for, and Landlord hereby releases Tenant, and shall indemnify, defend and hold Tenant harmless from and against any Claims, losses costs or expenses (including attorneys’ and expert’s fees) incurred as a result of: (i) Hazardous Materials which were present or released in, on, from or under the premises, the building or the land on which the premises is located prior to the date of this Lease, including, without limitation, all conditions identified in the Disclosed Reports; or (ii) Claims attributable to conditions which existed in, on or under the Premises prior to the date possession of the Premises is delivered to Tenant in the Delivery Condition (provided that Landlord shall not be required to indemnify or hold harmless Tenant with respect to the presence of Hazardous Materials directly resulting from activities of Tenant on site prior to the formal delivery of possession of the Premises to Tenant (e.g., Hazardous Materials released by Tenant during any exercise by Tenant of early entry rights)). Landlord’s foregoing indemnity obligations shall survive the expiration or earlier termination of this Lease.

G. As used herein, the following terms shall have the following meanings:

(i) “Hazardous Materials” means any of the following, in any amount: (a) any petroleum or petroleum product, asbestos in any form, urea formaldehyde and polychlorinated biphenyls; (b) any radioactive substance; (c) any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound; (d) any medical waste regulated by environmental laws (including, without limitation, any “red bag” waste, needles, gloves, gauze, gowns and other disposables or biohazardous materials (as generally defined or as defined under any applicable Laws covering the storage or disposal of biohazardous materials or medical waste, using the broader definition between the two) and (e) any chemicals, materials or substances, whether solid, liquid or gas, defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “pollutants,” “contaminants,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import in any federal, state or local statute, law, ordinance or regulation now or hereafter existing, including, without limiting the generality of the foregoing, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as any of the same may be interpreted by government offices and agencies.

(ii) “Property” means the Premises and the Building (expressly including the Parking Areas and other common areas) together.

(iii) “Hazardous Materials Laws” means any federal, state or local statutes, laws, ordinances or regulations now or hereafter existing that control, classify, regulate, list or define Hazardous Materials, or the generation, storage, transportation, treatment or disposal of Hazardous Materials.

(iv) “Landlord Parties” means Landlord and its property manager and their respective officers, governors, members, managers and employees.

(v) “Claims” means all claims, actions, liabilities, damages, costs, penalties, forfeitures, losses or expenses, including, without limitation, reasonable attorneys’ fees.

(vi) “Environmental Requirements” means all permits, inspection reports, monitoring reports, licenses, orders, demands, compliance requests, edicts or other documentation filed, served, delivered or transmitted either with, to or from the Colorado Department of Public Health and Environment or the Environmental Protection Agency or any other governmental body, including Hazardous Materials Laws.

H. The obligations of Tenant under this Article shall survive the expiration or earlier termination of this Lease Agreement.

ARTICLE 12. INSURANCE AND INDEMNITY

A. Tenant’s Insurance; Indemnity. Tenant will keep in force at its own expense for so long as this Lease Agreement remains in effect commercial general liability insurance insuring Tenant, on an “occurrence” rather than a “claims made” basis, against liability for bodily injury, property damage (including loss of use of property) and personal injury, arising out of Tenant’s use or occupancy of the Premises, the common areas, and the Parking Areas, including the entirety of the parcels of land on which any of the foregoing are situated, which insurance shall (i) name or include Landlord, its property manager and such other parties as Landlord may designate by name, as additional insureds on a primary/noncontributory basis, (ii) use the standard ISO CGL or equivalent form of policy and be with companies reasonably acceptable to Landlord, and (iii) have a minimum limit of liability of not less than Ten Million and 00/100ths Dollars ($10,000,000.00) per occurrence and in the aggregate. Said insurance shall also provide for contractual liability coverage. Tenant may satisfy its obligation hereunder to maintain commercial general liability insurance by Tenant’s primary policy or by such primary policy in combination with umbrella, blanket or excess policies so long as the coverage afforded is at least as broad as that required herein. The amount and coverage of such commercial general liability insurance shall not limit Tenant’s liability nor relieve Tenant of any of its obligations under this Lease Agreement. Tenant shall further maintain (a) worker’s compensation insurance as required by applicable law, including Employers Liability insurance with minimum policy limits of $1,000,000 by accident and $1,000,000 by disease; (b) Business Auto Insurance with owned (if Tenant owns or leases autos), non-owned or hired vehicle coverage with minimum combined policy limits of $1,000,000 per accident for bodily injury or property damage. For so long as the Lease Agreement remains in effect, Tenant will (i) provide to Landlord, at least annually, certificates of insurance evidencing the coverage required above, including endorsements; and (ii) provide Landlord with a copy of any carrier notice of cancellation, notice of failure to renew, or notice of material changes to policy conditions within five (5) business days after the notice is received. Said liability insurance maintained by Tenant shall be primary without right of contribution. Liability insurance maintained by Landlord, if any, shall be excess and non-contributory. Tenant shall provide a waiver of subrogation endorsements in favor of Landlord for their CGL, Business Auto and Workers Compensation policies. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance as is customary or commercially prudent under the circumstances, provided, however, that in no event shall such changes in types of coverages or increases in required amounts of coverages be required more frequently than once every three (3) years except in the event that there is a material change in the type or intensity of use of the Premises by Tenant or any commercially reasonably additional requirement imposed by any Mortgagee.

B. Subject to the mutual waiver of subrogation set forth in Section 12(F), Tenant further covenants and agrees to indemnify and hold Landlord and Landlord’s property manager harmless from and defend them against all claims, liabilities, judgments, demands, causes of action, losses, damages and costs and expenses, including reasonable attorneys’ fees, for damage to any property or injury to or death of any person arising from: (i) Tenant’s operations at or relating to the Premises, (ii) any negligent act or omission by Tenant, its contractors, agents, employees or invitees in, at, or around the Premises, the Building or the common areas; (iii) the negligence or willful misconduct of Tenant; (iv) Tenant’s failure to comply with any and all governmental laws, rules, ordinances or regulations applicable to the use of the Premises and its occupancy; and/or (v) any breach or default by Tenant under this Lease Agreement. In no event shall Tenant’s indemnification or hold harmless obligations in this Lease be construed as requiring Tenant to indemnify or hold harmless Landlord or any other person or entity for any damages or injuries to the extent caused by the negligence or willful misconduct of Landlord or such other person or entity acting by, through, or for Landlord or such person’s or entity’s respective employees, contractors or agents. Tenant’s indemnity obligations under this Article shall survive the expiration or earlier termination of this Lease Agreement. If Tenant shall not comply with its covenants made in this Article, Landlord may, at its option, cause insurance as aforesaid to be issued and in such event Tenant agrees to pay the premium for such insurance promptly upon Landlord’s demand. Without limiting the foregoing, Tenant acknowledges that the decision as to whether to include dock locks, dock restraints or other safety-related equipment, fixtures or improvements in the Building or elsewhere in the Premises shall solely be the responsibility of Tenant, and Tenant shall indemnify, defend and hold harmless the Landlord Indemnitees from and against any and all claims, damages, causes of action, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) resulting from actual or threatened claims by third parties occasioned by injuries to any person and damage to, or theft or loss of, property occurring in or about the Premises to the extent caused or alleged to be caused by the failure of any such safety-related equipment, fixtures or improvements to be installed or maintained at the Premises.

C. Tenant’s Property Insurance. Tenant shall maintain in force throughout the Term of this Lease Agreement, an ISO or equivalent form of “special perils” property insurance policy, including systems breakdown coverage upon all inventory, furnishings, equipment, trade fixtures and other personal property in or about the Premises and upon any alterations, additions, fixtures, or improvements in the Premises acknowledged by Landlord to be the property of Tenant. Such insurance shall be written on a replacement cost basis in an amount equal to 100% of the full replacement value of the aggregate of the foregoing as reasonably determined by Tenant. Tenant shall further maintain business income insurance with limits not less than an amount equal to twelve (12) months of Minimum Rent, which business income insurance may (at Tenant’s option) be provided pursuant to Tenant’s property insurance policy.

D. Pollution Legal Liability Insurance. Tenant shall obtain and maintain in full force and effect and at its own expense during the entire Term of this Lease Agreement, an environmental insurance policy, naming Landlord as an additional insured. The amount of such insurance shall be for not less than $5,000,000 per occurrence, with a self-insured retention amount or deductible of not more than $50,000. In the event Tenant’s use of the Premises materially changes from Tenant’s initial use or Tenant introduces additional types of Hazardous Materials onto the Premises and the Landlord reasonably determines that such amount of coverage is no longer adequate, then the parties agree to negotiate in good faith an increase in the amount of coverage.

E. Landlord’s Property Insurance. Landlord shall carry and cause to be in full force and effect an ISO or equivalent form of “special perils” property insurance policy on the Building for the full replacement cost thereof, but not on any inventory, furnishings, equipment, trade fixtures or other personal property in or about the Premises. The premiums paid for such insurance and any other commercially reasonable insurance maintained by Landlord for the Building shall be an Operating Expense.

F. Waiver of Subrogation. Notwithstanding anything to the contrary set forth in this Lease, Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by any of the perils insured under an ISO or equivalent form of “special perils” property insurance policy or any other property insurance policy required to be maintained under this Lease Agreement, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. Each of Landlord and Tenant agrees that in the event of any such loss or damage, it shall look solely to its insurance for recovery. The effect of such waiver is not limited by the amount of such insurance actually carried or required to be carried, to the actual proceeds received after a loss or to any deductible applicable thereto (i.e., the insured party is liable for any and all deductibles in its insurance policies and it shall not be entitled to any payment or reimbursement thereof except to the extent Landlord is permitted to include deductibles in Operating Expenses pursuant to the terms of this Lease), and either party’s failure to carry insurance required under the Lease shall not invalidate such waiver. Each party shall cause the insurance company that issues property insurance to such party to waive any rights of subrogation with respect to such property insurance and shall cause the insurance company to issue an endorsement to evidence compliance with such waiver of subrogation. Each of Landlord and Tenant shall bear the costs associated with obtaining such waiver of subrogation from its insurance company. This provision shall survive the expiration or earlier termination of the Lease.

ARTICLE 13. NON-LIABILITY OF LANDLORD

Landlord will not be liable for any damage or injury to the person, business (or any loss of income therefrom), inventory, furnishings, equipment or other property of Tenant, Tenant’s employees, invitees, customers or any other person in or about the common areas, the Premises or Building, whether such damage or injury to the person or property is caused by or results from: (i) fire, steam, electricity, water, gas or rain; (ii) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (iii) conditions arising in or about the Premises or Building, or from other sources or places; (iv) any curtailment or interruption in utility services; or (v) any act or omission of any person not acting under the control or direction of Landlord. The provisions of this Article will not exempt Landlord from liability for its gross negligence or willful misconduct; provided, however, in no event shall Landlord be liable for any consequential damages.

ARTICLE 14. LOSS BY CASUALTY

If the Building is materially damaged or destroyed by fire or other casualty (“Casualty”) to the extent that damage to the Building cannot reasonably be repaired within three hundred sixty-five (365) days after the date of the Casualty, Landlord shall have the right to terminate this Lease Agreement, provided it gives written notice thereof to the Tenant within ninety (90) days after such damage or destruction. If a portion of the Premises is damaged by fire or other casualty, and Landlord does not elect to terminate this Lease Agreement, the Landlord shall, at its expense, restore the Premises to as near the condition which existed immediately prior to such damage or destruction, as reasonably possible, and the rent shall abate during such period of time as the Premises are untenantable, in the proportion that the untenantable portion of the Building bears to the entire Building. Landlord shall provide Tenant written notice of its anticipation of the time required to perform such restoration within ninety (90) days of the date of the Casualty. Landlord shall not be responsible to Tenant for damage to any inventory, furnishings, equipment, trade fixtures or other personal property in or about the Premises. In addition, in the event the parking areas or other common areas serving the Premises or access to the Premises is partially or totally destroyed or damaged by a Casualty and, as a result thereof, Tenant’s use of the Premises for its permitted use is materially and adversely affected, then Tenant’s obligation to pay rent shall be abated in equitable proportion to such effect on Tenant’s use of the Premises for its permitted use for so long as such affect continues or this Lease terminates.

In the event of any damage or destruction to the Premises, the Property, the common areas, access to the Premises, or the parking areas serving the Premises which cannot be repaired and restored by Landlord within 365 days from the occurrence of such damage or destruction or in the event that repair and restoration of any such damage or destruction is not substantially completed within such 365-day period for any reason, then Tenant shall have the option to terminate this Lease effective immediately by providing written notice to Landlord.

ARTICLE 15. CONDEMNATION LOSS

Should all the Premises be taken in condemnation proceedings or by exercise of any right of eminent domain, then this Lease Agreement shall automatically terminate as of the date the condemning authority or the authority exercising its right of eminent domain takes possession of the Premises. If there is a partial taking but Tenant continues to occupy the Building in part, the rent shall be reduced in the proportion that the unoccupied part of the Building bears to the entire Building. If, as a result of a partial taking, the Premises are no longer reasonably usable for the purpose(s) specified in Article 3 of this Lease Agreement in a manner consistent with the use thereof prior to the date of such taking, Tenant may terminate this Lease Agreement as of the date the condemning authority or the authority exercising its right of eminent domain takes possession of the Premises by giving written notice thereof to Landlord. All damages awarded for any such taking shall belong to and be the property of Landlord irrespective of the basis upon which they are awarded provided, however, that nothing contained herein shall prevent Tenant from making a separate claim to the condemning authority for its moving expenses and trade fixtures and other property, so long as such claim does not diminish the award available to Landlord and is payable separately to Tenant. For purposes of this Article, a taking by eminent domain shall include Landlord’s giving of a deed under threat of condemnation.

ARTICLE 16. ASSIGNMENT AND SUBLETTING

A. Tenant Assignment. Tenant agrees not to assign, sublet, license, mortgage or encumber this Lease Agreement, the Premises, or any part thereof, whether by voluntary act, operation of law, or otherwise, without the specific prior written consent of Landlord in each instance, which consent Landlord shall not unreasonably withhold, delay or condition. Consent by Landlord in one such instance shall not be a waiver of Landlord’s rights under this Article to require consent for any subsequent instance. If Tenant is a corporation, limited liability company, partnership or other legal entity, a Change of Control (as defined below) in Tenant shall be considered an assignment of this Lease Agreement for purposes of this Article (subject, however, to the terms regarding Permitted Transfers set forth below). Any purported assignment, subletting, licensing, mortgaging or other transfer of this Lease Agreement or the Premises hereunder by Tenant that does not comply with the provisions of this Article shall be void. Notwithstanding anything herein to the contrary, Tenant may, without the consent of Landlord (and without triggering any profit sharing or recapture rights), assign this Lease Agreement or sublet all or any part of the Premises to (i) an Affiliate of Tenant; (ii) an entity into or with which Tenant or Tenant’s parent company is merged or consolidated, (iii) an entity which acquires ownership interests in Tenant or Tenant’s parent company by way of sale, transfer or issuance of stock or other ownership interests, and/or (iv) which acquires all or substantially all of Tenant’s or Tenant’s parent company’s assets by purchase, merger or other means (hereafter called a “Permitted Transfer”) provided that to be a “Permitted Transfer” the resulting entity must have a tangible net worth and creditworthiness equal to or greater than the original constitution of Tenant as of the date of this Lease Agreement (provided further, however, that such net worth requirement shall not apply to Affiliates provided that the Tenant that is party to this Lease continues to exist and remains responsible for all obligations of Tenant under this Lease). As used herein, an “Affiliate” of Tenant shall be deemed to be any entity which either controls, is controlled by or is under common control with Tenant, with “control” meaning having a Controlling Interest (as defined below). As used herein, “Change of Control” means any transaction(s) resulting in the acquisition of a Controlling Interest in Tenant by one or more parties that did not own a Controlling Interest immediately before such transaction(s). “Controlling Interest” means any direct or indirect equity or beneficial ownership interest in Tenant that confers upon its holder(s) the direct or indirect power to direct the ordinary management and policies of Tenant, whether through the ownership of voting securities, by contract or otherwise (but not through the ownership of voting securities listed on a recognized securities exchange). Changes of ownership or control (direct or indirect) in Tenant (including through the sale of substantially all of its assets or through merger) through which a Permitted Transfer is effectuated shall not require the consent of Landlord hereunder or otherwise (provided that the net worth test set forth above remains satisfied). Without limiting the generality of the foregoing, any changes of ownership (direct or indirect) in Tenant occurring through the “over the counter market” or nationally (domestic or foreign) recognized stock exchanges shall not require the consent of Landlord hereunder or otherwise. In connection with any assignment of this Lease Agreement or subletting of the Premises made or requested by Tenant, Tenant shall pay Landlord (i) a processing fee of $2,500 and (ii) all out-of-pocket costs reasonably incurred by Landlord, including reasonable attorneys’ fees, but not in excess of $5,000. In the event Tenant desires to sublet a part or all of the Premises, or assign this Lease Agreement, including a Permitted Transfer, Tenant shall give written notice to Landlord at least thirty (30) days (at least ten (10) days in the case of a Permitted Transfer) prior to the proposed subletting or assignment, which notice shall state the name of the proposed subtenant or assignee and the terms of any sublease or assignment documents and shall include copies of financial statements or other relevant financial information of the proposed subtenant or assignee (which information may be provided pursuant to a commercially reasonable confidentiality agreement). Except with respect to Permitted Transfers, one-half of any net rents and other consideration (after paying for all reasonable costs of subleasing or reletting incurred by Tenant, including, without limitation, commissions, legal fees, tenant improvements, free rent and any other concessions required to induce a subtenant) received by Tenant from an assignment of this Lease Agreement or a subletting of the Premises which exceed the rents then payable by Tenant under this Lease Agreement shall be paid by Tenant to Landlord as Additional Rent hereunder promptly after such amounts are received by Tenant. At Landlord’s option following a default by Tenant under this Lease Agreement that continues beyond the expiration of applicable notice and cure periods, any and all payments by the subtenant with respect to the sublease shall be paid directly to Landlord. In any event no assignment or subletting, including a Permitted Transfer, shall release Tenant of its obligation to pay the rent and to perform all other obligations to be performed by Tenant hereunder for the Term of this Lease Agreement. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. At Landlord’s option and with the exception of a Permitted Transfer, Landlord may terminate this Lease Agreement in lieu of giving its consent to any proposed assignment of this Lease Agreement or subletting of all of the Premises, provided that if Landlord makes such election, Landlord shall deliver written notice thereof to Tenant and Tenant shall have the right to withdraw its request to assign or sublease within five (5) business days of receipt of Landlord’s notice, in which event, this Lease shall continue uninterrupted.

B. Landlord Assignment. Landlord’s right to assign this Lease Agreement is and shall remain unqualified upon any sale or transfer of the Building and, provided the purchaser succeeds to the interests of Landlord under this Lease Agreement and assumes all of Landlord’s obligations hereunder, Landlord shall thereupon be entirely freed of all obligations of the Landlord’s hereunder and shall not be subject to any liability resulting from any act or omission or event occurring after such conveyance.

C. Occupancy by Others. Notwithstanding anything to the contrary set forth in this Article 16, (i) up to 25% of the Premises may be occupied and used by a subsidiary of Tenant with Tenant nonetheless responsible for the performance of all of the terms and conditions of the Lease; and (ii) from time to time, Tenant shall have the right to allow up to 10% co-occupancy by customers and/or subcontractors, which shall not be considered a sublease or assignment and shall not require consent by Landlord, but any such occupancy shall be subject to all of the terms and conditions of this Lease and Tenant shall remain primarily liable for all purposes under this Lease, with such co-occupants being treated as a Tenant party for purposes of determining liability for such co-occupants’ actions, negligence, or misconduct under this Lease.

ARTICLE 17. MECHANICS’ LIEN

In the event any mechanic’s lien shall at any time be filed against the Premises or any part of the Building by reason of work, labor, services or materials performed or furnished to Tenant or to anyone holding the Premises through or under Tenant, Tenant shall forthwith cause the same to be discharged of record (whether through bonding or otherwise). If Tenant shall fail to cause such lien forthwith to be discharged within thirty (30) days after being notified of the filing thereof, then, in addition to any other right or remedy for Landlord, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due, or by bonding, and the amount so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees reasonably incurred by Landlord in procuring the discharge of such lien, shall be due and payable in full by Tenant to Landlord within thirty (30) days of receipt of written invoice therefor accompanied by reasonable supporting documentation.

ARTICLE 18. SURRENDER

On the last day of the Term or upon the sooner termination thereof, Tenant shall peaceably vacate and surrender possession of the Premises in good condition and repair consistent with Tenant’s duty to make repairs as provided in Article 7 hereof, and the surrender obligations listed in Article 22. On or before the last day of the Term or the sooner termination thereof, Tenant shall at its expense remove all of its inventory, furnishings, equipment, trade fixtures and other personal property from the Premises, repairing any damage caused thereby, and any property not so removed shall be deemed forfeited to Landlord’s discretion of disposal at Tenant’s sole cost. At the election of Landlord, any alterations, additions and fixtures, other than Tenant’s trade fixtures, which have been made or installed by either Landlord or Tenant upon the Premises (including the initial Tenant Improvements made under Article 4 of this Lease Agreement (but subject to the terms and conditions more particularly set forth below) and any improvements in the Exterior Infrastructure area) shall either (a) be conveyed to Landlord as Landlord’s property and shall be surrendered with the Premises as a part thereof, or (b) be removed by Tenant at Tenant’s sole cost and expense at the end of the Term or upon the sooner termination thereof, in which event Tenant shall repair any damage caused thereby and otherwise in accordance with any other restoration or surrender requirement under this Lease Agreement. Tenant shall restore any penetrations to the roof, shell of the Building, and any striping or bolts/holes in the slab of the Premises which are the result of the Tenant Improvements, Work, or Tenant’s restoration or surrender obligations under this Lease Agreement. It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, word processing, facsimile, or electronic wiring installed for or by Tenant within the Premises (hereafter, “Wiring”) shall be removed at Tenant’s cost using a qualified contractor at the expiration of the Term, unless Landlord has specifically requested in writing that said Wiring shall remain, whereupon said Wiring shall be surrendered with the Premises as Landlord’s property. Tenant shall promptly surrender all keys for the Premises to Landlord. Notwithstanding anything to the contrary set forth in this Article 18 or otherwise in this Lease, (i) Tenant shall not have any obligation to remove Work if, (A) at the time Tenant requested Landlord’s consent thereto, Tenant also requested confirmation as to whether such Work would need to be removed upon the expiration or earlier termination of this Lease and (B) Landlord specifically indicated in writing that such removal would not be required (for avoidance of doubt, if Landlord consents to such Work in writing but does not indicate either way as to whether removal will be required, Landlord shall be deemed to have reserved the right to require such Work to be removed); and (ii) with respect to the Tenant Improvements, (A) in no event shall Tenant have any obligation to remove any element of the Tenant Improvements if Landlord so directs in writing at the time of its approval of the Plans therefor; (B) in any event, Tenant shall not be obligated to remove any elements of the Tenant Improvements that are of general value with respect to the Premises as an asset to Landlord, provided that Landlord reserves the right to require removal of elements of the Tenant Improvements that are specific to Tenant’s use that would not reasonably provide value to future users (specifically including specialized lab space); and (C) with respect to lab elements of the Tenant Improvements that may be required to be removed, Tenant shall not be required to restore the same to shell condition, but rather shall only be required to remove laboratory specific elements of the Tenant Improvements.

ARTICLE 19. HOLDING OVER

Tenant will, at the expiration of this Lease Agreement, whether by lapse of time or termination, vacate and surrender immediate possession of the Premises to Landlord. If Tenant fails to vacate and surrender possession of the Premises, such holdover constitutes the creation of a month-to-month tenancy and the tenancy shall be upon the terms and conditions of this Lease Agreement, except that the Minimum Rent shall be 150% of the Minimum Rent Tenant was obligated to pay Landlord under this Lease Agreement immediately prior to expiration.

ARTICLE 20. DEFAULT OF TENANT

A. If any one or more of the following occurs: (1) a rent payment or any other payment due from Tenant to Landlord shall be and remain unpaid in whole or in part for more than ten (10) days after Tenant’s receipt of written notice that the same is past due, provided however that Landlord shall only be obligated to provide two (2) such notices in any 12-month period, and thereafter it shall be a default if a rent payment or any other payment due from Tenant to Landlord shall be and remain unpaid in whole or in part for more than ten (10) days after the same is due; (2) Tenant shall violate or default on any of the other covenants, agreements, stipulations or conditions herein, and such violation or default shall continue for a period of thirty (30) days after written notice from Landlord of such violation or default (which 30-day period shall be subject to reasonable extension, up to a total of 60 days, provided Tenant has commenced cure and is diligently pursuing the same to completion), except that if a specific time period following notice by Landlord for Tenant to cure such violation or default is set forth elsewhere in this Lease Agreement, no additional period of notice and cure shall be afforded under this Article; (3) Tenant shall commence or have commenced against Tenant proceedings under a bankruptcy, receivership, insolvency or similar type of action; or (4) Tenant shall purport to assign this Lease Agreement or sublet, license, mortgage or transfer this Lease Agreement or the Premises hereunder in violation of the provisions of Article 16 of this Lease Agreement; then it shall be optional for Landlord, without further notice or demand, to cure such default or to declare this Lease Agreement forfeited and the said Term ended, or to terminate only Tenant’s right to possession of the Premises, and to re-enter the Premises, subject to applicable Laws, and Landlord shall not be liable for damages by reason of such forfeiture or re-entry; but notwithstanding re-entry by Landlord or termination only of Tenant’s right to possession of the Premises, the liability of Tenant for the rent and all other sums provided herein shall not be relinquished or extinguished for the balance of the Term of this Lease Agreement and Landlord shall be entitled to periodically sue Tenant for all sums due under this Lease Agreement or which become due prior to judgment, but such suit shall not bar subsequent suits for any further sums coming due thereafter. Tenant shall be responsible for, in addition to the rentals and other sums agreed to be paid hereunder (as more particularly set forth below), the reasonable cost of any necessary maintenance, repair, restoration, reletting (including related cost of removal or modification of tenant improvements) or cure as well as reasonable attorneys’ fees incurred or awarded in any suit or action instituted by Landlord to enforce the provisions of this Lease Agreement, regain possession of the Premises, or the collection of the rentals due Landlord hereunder. Tenant shall also be liable to Landlord for the payment of a late charge in the amount of five percent (5%) of the rental installment or other sum due Landlord hereunder if said payment has not been received within ten (10) days from the date said payment becomes due and payable. Tenant agrees to pay interest at the rate of ten percent (10%) per annum or the maximum permissible rate under the applicable usury statutes, whichever is less, on all rentals and other sums due Landlord hereunder not paid within ten (10) days from the date same become due and payable. All of Landlord’s rights and remedies under this Lease Agreement shall be cumulative with and in addition to any and all rights and remedies which Landlord may have at law or in equity. Any specific right or remedy provided for in any provision of this Lease Agreement shall not preclude the concurrent or consecutive exercise of a right or remedy provided for in any other provision hereof. Landlord shall exercise at least the level of effort required by applicable Laws to mitigate its damages.

B. Notwithstanding anything in Article 20 A above or elsewhere in this Lease Agreement to the contrary, in the event Tenant shall vacate the Premises for a period of ninety (90) consecutive days (other than due to casualty loss or for temporary purposes such as remodeling or renovation), such vacation by Tenant alone shall not be deemed a default by Tenant under this Lease Agreement, but in such case Landlord shall have the option, but not the obligation, to terminate this Lease Agreement by giving written notice of such termination to Tenant.

ARTICLE 21. DEFAULT OF LANDLORD

Except as otherwise expressly provided in this Lease, Landlord shall not be deemed to be in default under this Lease Agreement until the Tenant has given Landlord written notice specifying the nature of the default and Landlord does not cure such default within thirty (30) days after receipt of such notice or within such reasonable time thereafter as may be necessary to cure such default where such default is of such a character as to reasonably require more than thirty (30) days to cure

In the event Landlord shall default in the performance of any of Landlord’s repair or maintenance obligations under this Lease beyond the expiration of applicable notice and cure periods (or earlier in cases of emergency), then Tenant, in addition to any other remedy available to Tenant at law or in equity, shall have the right (but not the obligation) upon ten (10) days prior written notice to Landlord of Tenant’s intention, to cure such nonperformance, and, if Tenant expends any sums in curing Landlord’s default pursuant to such right, all reasonable sums incurred by Tenant (“Tenant’s Expenditures”) shall be reimbursed by Landlord to Tenant within thirty (30) days following Landlord’s receipt of written demand therefor accompanied by supporting invoices.

ARTICLE 22. ALTERATIONS

Following the construction of any Tenant Improvements to the Premises under Article 4 above, Tenant will not thereafter make any alterations, repairs, additions or improvements in or to the Premises (for purposes of this Article, any of the foregoing being referred to as the “Work”) which (a) exceeds $200,000.00 in the aggregate during any 12-month period, (b) is visible from the exterior of the Building or (c) would add, disturb or in any way adversely change any Building Systems or structural portions of the Building, without the prior written consent of the Landlord (which consent shall not be unreasonably withheld, conditioned or delayed) as to the character of the Work, the manner of doing the Work including payment and financial security mechanisms associated therewith, and the contractor(s) doing the Work. Notwithstanding the foregoing, if reinforcement of the floor or any slab is required, as reasonably determined by Tenant’s architect, then Tenant may perform such Work subject to reasonably conditions which Landlord may impose as Landlord deems necessary or appropriate. For the Tenant Improvements and as a condition to Landlord’s consent to Work proposed by Tenant, Landlord may impose such conditions with respect thereto as Landlord reasonably deems appropriate, including, without limitation, requiring Tenant to remove such Tenant Improvements or Work at the end of the Term and repair any damages resulting from such removal (which shall be deemed required in the absence of Landlord’s written consent or agreement to the contrary), insurance against liabilities that may arise out of such Work, plans and specifications approved by Landlord and permits necessary for such Work. If such Work is performed by contractor(s) not retained by Landlord, Tenant shall upon completion of such Work, (i) deliver to Landlord evidence that payment for all such Work has been made by Tenant, contractors’ affidavits and full and final mechanic’s lien waivers and (ii) for Work requiring Landlord’s consent, pay to Landlord a construction supervision fee of four percent (4%) of the total hard cost of such Work, but in no event less than $500.00 to reimburse Landlord for the costs incurred by its construction manager in inspecting and supervising such Work (for avoidance of doubt, no such fee shall be required with respect to the Tenant Improvements). All such Work shall be done in a good and workmanlike manner using quality materials and shall comply with all applicable governmental laws, ordinances, rules and regulations. Tenant agrees to indemnify and hold Landlord free and harmless from any liability, loss, cost, damage or expense (including reasonable attorney’s fees) by reason of any of such Work. The provisions of Article 17 of this Lease Agreement shall apply to all Work performed under this Article.

Notwithstanding anything to the contrary herein, Tenant shall have the right to retain its own licensed and appropriately insured and bonded contractor to make future alterations which are cosmetic in nature, not visible from the exterior, and do not impact building structure or Building Systems without Landlord’s consent and with no overhead charges paid to same (provided that the aggregate cost of such alterations in any 6-month period, measured as one project, does not exceed the threshold set forth in the first sentence of the immediately preceding paragraph).

ARTICLE 23. SIGNAGE

No signage of any type or description shall be erected, placed or painted in or about the monument sign for the Building (“Monument Sign”), the Premises or the Building which is visible from the exterior of the Premises unless (i) a rendering of such signage has first been submitted to, and approved by Landlord in writing which shall not be unreasonably withheld, delayed or conditioned, (ii) such signage is in conformance with Landlord’s reasonable sign criteria, if any and (iii) such signage is in compliance with all applicable governmental laws, ordinances, rules and regulations, expressly including those of the City. Subject to the foregoing, Tenant shall have the right, at Tenant’s sole cost and expense (i) to place signage upon the existing Monument Sign (located in the area on 96th Street as shown on attached Exhibit A) in the signage positions as indicated on attached Exhibit E; and (ii) to install Building exterior signage, whether eyebrow signage or other exterior signage in a location reasonably approved by Landlord. Tenant agrees to maintain its signage in good repair, and to hold Landlord harmless from any loss, cost, or damages resulting from the erection, existence, maintenance, or removal of the signage. Landlord may without notice enter the Premises at any time and, at the expense of Tenant, remove unauthorized signs without liability for damages. Upon the expiration or earlier termination of this Lease Agreement, Tenant shall, at its sole cost and expense and using a qualified contractor, remove Tenant’s signage and repair and restore the affected portion(s) of the Premises and the Building to the condition that existed prior to the installation of such signage, including, but not limited to, the removal of any discoloration.

ARTICLE 24. ENTRY

Subject to the terms of this Article 24, Tenant agrees that no additional locks will be placed on any of the doors to the Premises without the written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed). Landlord and its employees, agents and contractors shall have the right, upon reasonable notice (which may be via email) to Tenant at the Premises (except that no notice need be given in the case of an emergency) and without any diminution of rent or other charges payable hereunder by Tenant, to enter the Premises at all reasonable times to inspect, to conduct environmental tests, to make repairs, to exhibit the Premises to existing and prospective Mortgagees and prospective purchasers, to maintain the Building, and during the last twelve (12) months of the Term of this Lease Agreement or if Tenant has vacated the Premises, to exhibit the Premises to prospective tenants and to place upon the doors or in the windows of the Premises any usual or ordinary “For Lease” signs. Landlord shall exercise commercially reasonable efforts to minimize interruption with Tenant’s business operations in connection with the exercise of the foregoing rights. In no event shall such rights be exercised in a manner so as to reduce the usable square footage of the Premises.

Landlord will reasonably coordinate with Tenant to schedule any non-emergency visits to the Premises, and Tenant shall have the right to have a representative present and as an escort during any such entry upon the Premises by Landlord and all parties acting by, through, or under Landlord. Landlord in connection with Landlord’s inspection and entry rights shall (absent an emergency) observe and comply with the Tenant’s reasonable security requirements which do not limit or materially interfere with Landlord’s rights hereunder, including, without limitation, the requirement that Landlord representatives shall be subject to Tenant’s sign-in and badging procedures. Any parties entering into laboratory areas of the Premises or other areas that Tenant may determine to be sensitive to its business practices shall be required to enter into a commercially reasonable confidentiality agreement relating to such entry prior to entering such areas.

ARTICLE 25. SUBORDINATION

Subject to the terms of this Article 25, it is mutually agreed that this Lease Agreement shall be subordinate to any and all mortgages, including any renewals, modifications, consolidations, replacements and extensions thereof now or hereafter imposed on the Building by Landlord, provided the mortgagee (“Mortgagee”) named in any such mortgage shall agree to recognize this Lease Agreement and not disturb Tenant’s rights hereunder in event of foreclosure so long as the Tenant is not in default under this Lease Agreement beyond the expiration of applicable notice and cure periods. As a condition to such subordination, it is a requirement that Landlord provide to Tenant, and Tenant and Landlord shall execute, a form of commercially reasonable subordination, attornment, and non-disturbance agreements from any Mortgagee and ground or underlying landlords having an interest in the Premises that have priority over this Lease Agreement, and cause such Mortgagee or other party to promptly thereafter execute the same. In the event Landlord’s Mortgagee wishes to waive the subordination right set forth in this Article, then upon written notice to Tenant, this Lease shall be deemed prior in encumbrance to said mortgage. In confirmation of such subordination or priority, Tenant shall, within fifteen (15) days of Tenant’s receipt thereof, execute and deliver commercially reasonably instruments, as required by Landlord’s Mortgagee, provided such instrument provides the non-disturbance of Tenant’s rights under this Lease Agreement. Subordination, non-disturbance and attornment agreements shall be in recordable form and may be recorded at Tenant’s election and expense.

Landlord represents and warrants that as of the date hereof, no mortgages, deeds of trust or similar liens or security interests or ground or other underlying superior leases affect the Building and/or the real estate of which the Building forms a part, except for the mortgage identified in the subordination, non-disturbance and attornment agreement which Landlord, Tenant and Landlord’s mortgagee have executed of even date herewith.

Tenant may, without the prior written consent of Landlord, subject its personal property, equipment and trade fixtures (other than those trade fixtures installed as part of Landlord’s Work) to a security agreement to secure financing or other obligations which Tenant may obtain or incur from time to time. In addition, Landlord will agree to provide Tenant’s lender(s) with a reasonable opportunity, upon and subject to reasonable conditions, to enter upon the Premises for the purpose of removing any property of Tenant which has been pledged as collateral to Tenant’s lender(s) or which has been subjected to any such mortgage and/or security agreement.

ARTICLE 26. RIGHTS RESERVED BY LANDLORD

Landlord shall have the following rights, exercisable without liability by Landlord to Tenant: (a) to change the Building’s name (provided that in no event shall the Building be named after any other company without Tenant’s approval while Tenant is the sole occupant thereof); (b) to install, affix and maintain any and all directional or building identification signage on the exterior of the Building; (c) to change the Parking Areas and other common areas so long as Tenant’s rights are not materially diminished as a result; (d) to grant anyone the exclusive right to conduct any business or render any service in other property owned or leased by Landlord or its affiliates, so long as the same does not exclude Tenant’s permitted use of the Premises; (e) to change access drives provided Tenant’s rights are not materially diminished as a result; and (f) to record certain easements, declarations and other agreements that both benefit and/or burden the Premises provided Tenant’s obligations are not materially increased and its rights are not materially diminished as a result of such agreements. Landlord also reserves all airspace rights above, below and to all sides of the Premises. Landlord shall exercise commercially reasonable efforts to minimize interruption with Tenant’s business operations in connection with the exercise of the foregoing rights. In no event shall such rights be exercised in a manner so as to reduce the usable square footage of the Premises or parking available to Tenant except short-term partial closures of the parking areas required to effectuate the same, so long as reasonable efforts to minimize interruption with Tenant’s business operations are made.

ARTICLE 27. PATRIOT ACT

Each party represents to the other party that the representing party is not (and such party is not engaged in this transaction on behalf of) a person or entity which is prohibited from doing business pursuant to any law, regulation or executive order pertaining to national security (hereafter called the “Anti-Terrorism Laws”); and such party has not violated and, to the best of such party’s knowledge it is not under investigation for, the violation of any Anti-Terrorism Laws pertaining to money laundering. “Anti-Terrorism Laws”, as referenced above, shall specifically include, but shall not be limited to, the USA Patriot Act; the USA Freedom Act; Executive Order 13224, as amended; the Bank Secrecy Act; the Trading with the Enemy Act; the International Emergency Economic Powers Act; sanctions and regulations promulgated pursuant thereto by the Office of Foreign Assets Control (“OFAC”), as well as laws related to the prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

ARTICLE 28. GENERAL

This Lease Agreement does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of lessor and lessee. No waiver of any default by a party hereunder shall be implied from any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. The covenants of Tenant to pay the Minimum Rent and the Additional Rent are each independent of any other covenant, condition, provision or agreement contained in this Lease Agreement. The marginal or topical headings of the several paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such paragraphs or clauses. All preliminary negotiations are merged into and incorporated in this Lease Agreement. This Lease Agreement may only be modified or amended by an agreement in writing signed by the parties hereto. All provisions hereof shall be binding upon the heirs, successors and assigns of each party hereto. The place at which Tenant is to pay all rent shall be designated in a separate writing from Landlord. This Lease Agreement shall be construed under the laws of the State of Colorado. If Tenant is a legal entity, each individual executing this Lease Agreement on behalf of said entity represents and warrants that s/he is duly authorized to execute and deliver this Lease Agreement on behalf of said entity in accordance with a duly adopted resolution of the governing body of said entity or in accordance with the organizational documents of said entity, and that this Lease Agreement is binding upon said entity in accordance with its terms. No receipt or acceptance by Landlord from Tenant of less than the monthly rent herein stipulated shall be deemed to be other than a partial payment on account for any due and unpaid stipulated rent; no endorsement or statement of any check or any letter or other writing accompanying any check or payment of rent to Landlord shall be deemed an accord and satisfaction, and Landlord may accept and negotiate such check or payment without prejudice to Landlord’s rights to (i) recover the remaining balance of such unpaid rent or (ii) pursue any other remedy provided in this Lease Agreement. Neither party shall record this Lease Agreement or any memorandum thereof, and any such recordation shall be a breach of this Lease Agreement, void and without effect, provided that Tenant may record subordination, non-disturbance and attornment agreements unless such agreement prohibits the recording of the same. Time is of the essence with respect to the due performance of the terms, covenants and conditions herein contained.

This Lease may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Lease and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Lease and of signature pages by emailed “PDF” or other electronic means shall constitute effective execution and delivery of this Lease as to the parties and may be used in lieu of the original Lease for all purposes. Signatures of the parties transmitted by emailed “PDF” or other electronic means shall be deemed to be their original signatures for all purposes.

ARTICLE 29. NOTICES, DEMANDS AND OTHER COMMUNICATIONS

All notices, demands, requests, consents, approvals and other communications required or permitted to be given pursuant to the terms of this Lease Agreement shall be in writing (unless a provision of this Lease Agreement shall expressly provide for verbal notice) and shall be deemed to have been properly given if: (a) with respect to Tenant, they are both emailed and (i) deposited in the U.S. mails, certified mail with return receipt requested and postage prepaid, (ii) deposited with a reputable courier service for delivery no later than the next business day, or (iii) delivered by hand, in each case addressed to Tenant at the following address(es): (x) until July 1, 2023, 2945 Wilderness Place, Boulder, CO 80301, Attention: Legal Dept., E-mail: legaldept@somalogic.com; and (y) after July 1, 2023, notice should be directed to the Premises, provided that emailed copy of any notice should always be directed to legaldept@somalogic.com; and (b) with respect to Landlord, they are (i) deposited in the U.S. mails, certified mail with return receipt requested and postage prepaid, (ii) deposited with a reputable courier service for delivery no later than the next business day, or (iii) delivered by hand, in each case addressed to Landlord at its address first above set forth along with a copy to any Mortgagee, if Tenant has been advised of the address for such Mortgagee, delivered in the same manner; provided however that in no event shall Minimum Rent or Additional Rent be deemed to have been paid or delivered until actually received by Landlord. Landlord’s address for notices is as follows: Attn: Laura Rogers, c/o United Properties Investment LLC, 651 Nicollet Mall, Suite 450, Minneapolis, Minnesota 55402. Landlord and Tenant shall each have the right from time to time to specify as its address for purposes of this Lease Agreement any other address in the United States of America upon fifteen (15) days’ written notice thereof, similarly given, to the other party and any Mortgagee. Landlord’s property manager and attorneys are authorized to send notices and other written communications to Tenant on behalf of Landlord. Tenant’s attorneys are authorized to send notices and other written communications to Landlord on behalf of Tenant.

ARTICLE 30. SECURITY DEPOSIT

Within ten (10) days of mutual execution and delivery of this Lease, Tenant agrees to deposit with Landlord a letter of credit in the amount of$2,014,492.75 on a form reasonably acceptable to Landlord (the “Security Deposit”) to guarantee the payment of rent and the performance by Tenant of all the terms and provisions of this Lease Agreement; it being acknowledged and agreed that Chase Bank is approved as an issuer of the Security Deposit and the form of letter of credit attached to this Lease as Exhibit F has been approved by the parties. Upon the occurrence of any default under this Lease Agreement by Tenant that continues beyond the expiration of applicable notice and cure periods, Landlord may draw upon said Security Deposit to the extent necessary to cure such default, whether rent or otherwise. The Security Deposit shall be returned or released to Tenant upon compliance with the terms and provisions of this Lease Agreement, including, without limitation, Article 18 hereof. Tenant understands that its potential liability under this Lease Agreement is not limited to the amount of the Security Deposit. Use of such Security Deposit by Landlord shall not constitute a waiver, but is in addition to any other remedies available to Landlord under this Lease Agreement and under law. Upon the use of all or any part of the Security Deposit to cure any default of Tenant, Tenant shall forthwith deposit with Landlord a renewed letter of credit in the full amount of the Security Deposit. In the event of any rightful and permitted assignment of Tenant’s interest in this Lease Agreement, the Security Deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no further liability to the assignor with respect to the return of the Security Deposit.

Provided that on the date that is one year after the Commencement Date Tenant is not in default, and no occurrence or condition then exists for which notice has been given and, with the passage of time, would constitute an event of default under this Lease Agreement, then the amount of the letter of credit deposited as a Security Deposit shall be reduced by $402,898.56, and references to the “Security Deposit” shall mean such revised amount thereafter. Every 12 months thereafter, provided that on such date Tenant is not in default and no occurrence or condition then exists for which notice has been given and, with the passage of time, would constitute an event of default under this Lease Agreement, then the amount of the letter of credit deposited as a Security Deposit shall be further reduced by an additional $402,898.56, and references to the “Security Deposit” shall mean such revised amount thereafter, until such amount reaches $0.00, at which time the Security Deposit letter of credit shall be released. Should a default exist at the time of the applicable reduction, such reduction shall be held in abeyance until such time as the default is cured and no other default exists or occurrence or condition then exists for which notice has been given and, with the passage of time, would constitute an event of default under this Lease Agreement.

If Tenant is acquired or merges with an entity which has a tangible net worth and revenues greater than Tenant (as measured as of the date of this Lease Agreement) and which has a positive EBITDA for the most recent two (2) fiscal years, and provides reasonably satisfactory proof of the same to Landlord, and provided further that Tenant is not in default under this Lease Agreement and no occurrence or condition then exists for which notice has been given and, with the passage of time, would constitute an event of default under this Lease Agreement, then the Security Deposit amount shall be released in full other than any portion of the former Security Deposit amount which has been used or allocated by Landlord to cure a default prior to such date in accordance with this Article 30. The remaining un-allocated Security Deposit amount shall be released to Tenant within thirty (30) days after Landlord’s reasonable determination that Tenant has satisfied the conditions for reducing the Security Deposit amount. “EBITDA” for a given period shall mean the sum of the consolidated earnings before interest, taxes, depreciation, amortization, and extraordinary items all as reflected on such entity’s audited consolidated financial statements for such period.

ARTICLE 31. BROKERAGE

Each of the parties represents and warrants that except only as may be provided below in this Article, there are no claims for brokerage commissions or finder’s fees (collectively “Leasing Commissions”) in connection with this Lease Agreement, and agrees to indemnify the other party against, and hold it harmless from all liabilities arising from any claim for Leasing Commissions asserted by a broker, agent or other person or entity claiming through the indemnifying party, including without limitation, reasonable attorneys’ fees incurred in connection therewith. Tenant represents and warrants to Landlord that Jones Lang LaSalle (Eric Brynestad and Ken Gooden) (“Tenant’s Broker”) is Tenant’s exclusive broker in connection with this Lease. Landlord represents and warrants to Tenant that Landlord is represented by CBRE (Jeremy Kroner) (“Landlord’s Broker”) in connection with this Lease. Landlord will pay commissions to Tenant’s Broker and Landlord’s Broker in accordance with the terms and conditions set forth in separate written agreements.

ARTICLE 32. EXCULPATION

Tenant agrees to look solely to Landlord’s interest in the Building (including, without limitation, the net rents, net income and net profits derived therefrom and sale, condemnation, claim and insurance proceeds, net of all costs of sale and superior claims to such amounts such as claims of mortgagees, with regard thereto) for the recovery of any judgment from Landlord, it being agreed that Landlord and Landlord’s partners, whether general or limited (if Landlord is a partnership) or its directors, governors, officers, managers, members or shareholders (if Landlord is a limited liability company or corporation), shall never be personally liable for any such judgment.

ARTICLE 33. SUBMISSION

Submission of this Lease Agreement by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Lease Agreement unless and until this Lease Agreement is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease Agreement to Landlord shall constitute an offer by Tenant of the terms, covenants and conditions contained in this Lease Agreement, which offer may not be revoked for a period of five (5) days after such delivery.

[Signature page follows]

IN WITNESS WHEREOF this Lease Agreement has been duly executed by the parties hereto as of the day and year indicated above.

TENANT:

SOMALOGIC OPERATING CO., INC.,

a Delaware corporation

By:	/s/ Roy Smythe
Name:	Roy Smythe
Title:	CEO

LANDLORD:

LOUISVILLE 1 INDUSTRIAL OWNER, LLC,

a Delaware limited liability company

By: LOUISVILLE 1 INDUSTRIAL INVESTOR HOLDINGS, LLC,
a Delaware limited liability company Its: Member

By: UPD LOUISVILLE 1 LLC,
a Delaware limited liability company Its: Managing Member

By: United Properties Development LLC, a Minnesota limited liability company Its: Manager

By:	/s/ Brandon Champeau
Name:	Brandon Champeau
Title:	Senior Vice President

By:	/s/ William P. Katter
Name:	William P. Katter
Title:	President

EXHIBITS

Exhibit A	Premises and Building
Exhibit B	Landlord’s Work
Exhibit C	Form of Ratification Agreement
Exhibit D	Market Rent Calculation
Exhibit E	Signage
Exhibit F	Form of Letter of Credit
Exhibit G	BOMA Re-measurements Provisions
Exhibit H	Permitted Hazardous Materials